Securities Act File No. 333-186142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A-1

☒ Registration Statement Under the Securities Act of 1933
☒	Pre-effective Amendment No. 1
☐	Post-effective Amendment No.

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

510 Shotgun Road, Suite 110

Sunrise Florida 33325

(Address of Principal Executive Offices)

(954) 423-5345

(Registrant’s Telephone Number, Including Area Code)

John D. Thomas, Chief Executive Officer

Fuelstream, Inc.

510 Shotgun Road, Suite 110

Sunrise Florida 33325

(Name and Address of Agent for Service)

Copies to:

Kenneth I. Denos, Esq. Kenneth I. Denos, P.C. 11650 South State Street, Suite 240 Draper, UT 84020 Telephone: (801) 816-2511 Facsimile: (801) 816-2599

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ] Accelerated Filer [ ] Non-Accelerated Filer [ ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock ($0.0001 par value)	42,505,433	$340,043.46	$43.80

(1)	Represents the number of shares being registered for resale by the selling stockholder pursuant to the conversion of a certain convertible note issued by the Registrant, which is convertible based on a 40% discount to the average of the three lowest daily volume-weighted average prices as reported on the OTCQB for the ten trading days ended April 16, 2014. In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(c) based on the closing price of our common stock as reported on the OTCQB on April 16, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, ______________, 2014

Up to 42,505,433 Shares of Common Stock FUELSTREAM, INC. ________________________________________
This prospectus relates to the resale of shares of common stock of Fuelstream, Inc. (hereafter, “we” “us” “our”, “Fuelstream” or the “Company”) by a certain selling stockholder named herein. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. Any participating broker-dealers and, if the selling stockholder is an affiliate of any such broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it is not a broker-dealer, is not an affiliate of a broker dealer, and does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. Our common stock is traded on the over-the-counter market under the symbol “FLST”. The closing price for our common stock on April 16, 2014 was $0.0080 per share, as reported by the OTCQB.

The shares being registered herein are comprised of 42,505,433 shares of common stock that are issuable from the conversion of a convertible note we have issued to the selling stockholder on January 21, 2014 in the face amount of $212,500 (the “Note”). The Note is convertible into shares of common stock at a 40% discount from the average of the three lowest daily volume-weighted average prices as reported by the OTCQB for the ten trading days ending on the trading day immediately prior to the date of conversion. Because the Note is convertible at the discretion of the holder, the date of conversion is unknown. Consequently, the actual conversion price for the Note is also unknown. Accordingly, we caution readers that, although we are registering 42,505,433 shares, there is no minimum conversion price for the Note (and therefore no maximum amount of our shares that may be issued by the conversion of the Note) and, therefore the number of shares actually issued from conversion of the Note may be substantially greater than the number registered. See “Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder” on page 27 for a more complete discussion of the Note and the terms by which we may be required to issue additional shares of our common stock.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $250,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sales of aviation fuel, borrowings, and private placements of our common stock.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. The conversion of the debentures will dilute the ownership interest and voting power of existing stockholders. See “Risk Factors“ on page 4 to read about factors you should consider before purchasing shares of our common stock.

_______________________________________

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The selling stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                , 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not offering to sell these securities in any jurisdiction where such offering or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the fuel supply business;
•	Our ability to obtain additional capital to finance the purchase of fuel, the expansion of our business, or to extend terms of credit to our customers;
•	Our reliance upon management and particularly Sean Wagner, our Vice President of Sales, to execute our business plan;
•	The amount of dilution that our shareholders will experience upon conversion of the Note;
•	The volatility of our common stock price; and
•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Fuelstream” and the “Company” refer to Fuelstream, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

Fuelstream was incorporated in the State of Delaware on July 12, 1996. Prior to April 2010, we had operated under the name of “SportsNuts, Inc.” and had been primarily engaged in sports marketing and management. In April 2010, we underwent a reorganization to change our management and business model as further described herein, and changed the Company’s name to “Fuelstream, Inc.” On April 11, 2011, we entered into a joint venture agreement with Aviation Fuel International, Inc., a Florida corporation (“AFI”) and a purchaser and reseller of aviation fuel for commercial and private aircraft. On January 18, 2012, the joint venture was terminated upon completion of the acquisition of AFI, which is now a wholly-owned subsidiary of the Company. You can learn more about us at our website at www.thefuelstream.com. Our website, however, does not constitute a part of this prospectus.

We are an in-wing and on-location supplier and distributor of aviation fuel to corporate, commercial, military, and privately-owned aircraft throughout the world. We also provide a variety of ground services either directly or through our affiliates, including concierge services, passenger and baggage handling, landing rights, coordination with local aviation authorities, aircraft maintenance services, catering, cabin cleaning, customs approvals, and third-party invoice reconciliation. Our personnel assist customers in flight planning and aircraft routing aircraft, obtaining permits, arranging overflies, and flight follow services. We anticipate that worldwide demand for commercial and private air travel will continue to increase and that small fuel resellers such as Fuelstream will be able to compete in this fragmented but highly competitive marketplace by delivering exceptional customer service and competitive pricing.

We are governed by a board of one independent director, and are managed by John D. Thomas, our Chief Executive Officer and Secretary. Our Vice President of Sales, Sean Wagner, is considered a key member of our staff and is central to our growth and development plans. Our principal office is located at 510 Shotgun Road, Sunrise Florida 33326. We have six employees and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with the issuance of a convertible Note in the face amount of $212,500. The Note is convertible into shares of common stock of the Company as follows:

Security	Principal Amount	Conversion Terms	Number of Shares Received Upon Conversion*

Convertible Note	$212,500	a 40% discount from the average of the three (3) lowest daily volume weighted average prices as reported by the OTCQB for the ten (10) trading days ending on the trading day prior to the conversion date.*	42,505,433
TOTAL	$212,500		42,505,433

*Because the Note is convertible at the discretion of the holder, the actual conversion price is presently undetermined. Consequently, the shares of common stock that may actually be issued from conversion of the Note could be substantially more or less than this number.

This prospectus covers the sale of up to 42,505,433 shares of common stock that may be issued from conversion of the Note and sold by the selling stockholder.

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We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“SEC”) under File No. 333-14477. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

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SUMMARY OF THE OFFERING

Securities Offered	The selling stockholder is offering up to 42,505,433 shares of our common stock for public and private resale.
Offering Price

The selling stockholder will offer and sell its shares of common stock at a price of $0.0080 per share as quoted on the OTCQB as of April 16, 2014, at other prevailing prices, or at privately negotiated prices.

Shares Outstanding

We are authorized to issue 750,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, we have 60,598,135 shares of common stock issued and outstanding. We have issued a convertible note in the face amount of $212,500. The Note is convertible by the holder thereof into shares of our common stock at a 40% discount from the average of the three (3) lowest daily volume weighted average prices as reported by the OTCQB for the ten (10) trading days ending on the trading day prior to the conversion date. For purposes of this prospectus, we have assumed a conversion price of $0.0050, which would result in 42,505,433 shares of common stock that would be issued from conversion of the Note by the selling stockholder. However, because the selling stockholder may convert the Note at its discretion, the actual conversion price of the Note is undetermined. Consequently, the shares of common stock that may actually be issued from conversion of the Note could be substantially more or less than this number. (see “Business – Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder” on page 27).

We are also authorized to issue 200 shares of preferred stock, par value $0.0001 per share. All 200 shares of our preferred stock are issued and outstanding and, although our preferred stock is not convertible into common stock and carries no dividend, distribution, or liquidation rights, each share of preferred stock holds 20,000,000 voting rights and is entitled to be voted together with our common stock on all matters.

Pursuant to our 2012 Equity Incentive Plan, we have issued 370,000 common stock purchase options to 4 individuals at a weighted-average exercise price of $1.34 per share. We are authorized to award up to 6,000,000 shares of restricted stock or common stock purchase options in any proportion and vest such awards as the board of directors may deem appropriate.

Symbol for Our Common Stock	FLST.
Use of Proceeds	We will not receive any of the proceeds from the sale of our shares by the selling stockholder.
Distribution Arrangements

The selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the selling stockholder.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 4.
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RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2013 and 2012, were prepared assuming that we will continue our operations as a going concern. We do not, however, have a history of operating profitably. Consequently, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our continued operations are highly dependent upon our ability to increase revenues, decrease operating costs, and complete equity and/or debt financings. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We estimate that we will not be able to continue as a going concern after June 30, 2014 unless we are able to secure capital from one of these sources of financing. If we are unable to secure such financing, we may cease operations and investors in our common stock could lose all of their investment.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

As a smaller public company, our costs of complying with SEC reporting rules are disproportionately high relative to other larger companies.

Fuelstream is considered a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $200,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

We are highly dependent upon a few key fuel supply contracts, the termination of which would have a material adverse effect on our business and financial condition.

Although we intend to grow Fuelstream to become a larger provider of fuel and related services to a wide variety of corporate and individual clients, at present we have a small customer base and are highly dependent upon

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a few key fuel supply agreements. We are therefore highly dependent upon these agreements. The termination of any of our fuel supply agreements would have a material adverse effect on our business and financial condition, and we cannot guarantee that we will be able to replace any such agreements with other paying customers.

We extend credit to some of our customers in connection with their purchases of fuel and related services from us, and our business, financial condition, results of operations and cash flows will be adversely affected if we are unable to collect accounts receivable.

While some of our customers pre-pay for fuel and related services that we provide, we extend credit to others. One element of our success in attracting new customers has been due, in part, to our willingness to extend credit on an unsecured basis to purchasers that would otherwise be required to prepay or post letters of credit with other of our competitors. Our exposure to credit losses depends on the financial condition of our customers and other factors beyond our control, such as deteriorating conditions in the world economy or in the transportation industry, political instability, terrorist activities, military action and natural disasters in our market areas. The unprecedented levels of disruption and volatility in the credit and financial markets over the past several years have increased our possible exposure to customer credit risk because it has made it harder for our customers to access sufficient capital to meet their liquidity needs. This market turmoil coupled with a reduction of business activity generally increases our risks related to our status as an unsecured creditor of these customers. Credit losses, if significant, would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations.

To expand our business, we require access to capital and credit. We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If we are unable to access lines of credit for fuel purchases, we may be unable to sell fuel to customers who would otherwise be willing to enter into purchase contracts with us. The loss of potential and existing customers because of an inability to finance the purchase of fuel would have a material adverse effect on our financial condition and results of operations.

We are exposed to counterparty risk in connection with certain of our contracts. The soundness of our counterparties, which include our customers and suppliers, could adversely affect us.

We operate principally in the aviation services industry and have exposure to our customers and suppliers in this industry. As part of our business, we offer our customers various pricing structures for fuel purchases, as well as ancillary products and services incidental to air travel and logistics. For example, in the ordinary course of business we may enter into fixed forward pricing contracts with our customers and suppliers under which we agree to sell or purchase, as the case may be, fuel at fixed prices and they agree to purchase or sell, as the case may be, fixed volumes of fuel during the term of the contract. If there is a significant fluctuation in the price of fuel, there is a risk they could decide to, or be forced to, default under their obligations to us. Even if the counterparty to a fixed forward pricing contract does not default, if a customer has agreed to purchase fuel from us at a fixed price and the price of fuel subsequently drops, we will be, in effect, extending unsecured credit to that customer at the time the fuel is purchased. If such customer is not creditworthy or is unable to pay us, we may suffer losses from such agreements and our operating results and financial condition would likely be materially adversely affected.

We face exposure from changes in fuel prices because we do not employ hedging strategies.

Fuel prices have been extremely volatile in the recent past, are likely to continue to be volatile in the future and depend on factors outside of our control, such as:

•	expected and actual supply and demand for fuel;
•	political conditions;
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•	laws and regulations related to environmental matters, including those mandating or incentivizing alternative energy sources or otherwise addressing global climate change;
•	changes in pricing or production controls by OPEC;
•	technological advances affecting energy consumption and supply;
•	energy conservation efforts;
•	price and availability of alternative fuels; and
•	weather.

We have not employed the use of derivatives of other hedging strategies to guard against losses caused by any of these factors in respect of any long-term fuel supply contracts that we may enter into. Moreover, if fuel prices increase, our customers may not be able to purchase as much fuel from us because of their credit limits, which could also adversely impact their businesses sufficiently enough to cause them to be unable to make payments owed to us for fuel purchased on credit. They may also choose to reduce the amount of fuel they consume in their operations to reduce costs or to otherwise comply with new environmental regulations to obtain incentives associated therewith. We cannot assure you that the volume of orders from our customers would increase again or that we would be able to replace lost volumes with new customers. In addition, if fuel prices increase, our own credit limits could prevent us from purchasing enough fuel from our suppliers to meet our customers' demands or could require us to use so much cash for fuel purchases as to impair our liquidity.

Economic, political and other risks associated with international sales and operations could adversely affect our business and future operating results.

Because we offer fuel products and services in the United States as well as internationally, our business is subject to risks associated with doing business internationally. Our business and future operating results could be harmed by a variety of factors, including:

•	trade protection measures and import or export licensing requirements, which could increase our costs of doing business internationally;
•	the costs of hiring and retaining senior management or entering into joint ventures for overseas operations;
•	unexpected changes in regulatory requirements, which may be costly and require significant time to implement;
•	laws restricting us from repatriating profits earned from our activities within foreign countries, including the payment of distributions;
•	governmental actions that may result in the deprivation of our contractual rights or the inability to obtain or retain authorizations required to conduct our business;
•	political risks specific to foreign jurisdictions; and
•	terrorism, war, civil unrest and natural disasters.

In particular, we are looking to expand into emerging markets in such locations as the Caribbean and continental Africa, which have been plagued by corruption and have uncertain regulatory environments, both of which could have a negative impact on our operations there.

Third parties who fail to provide services to us and our customers as agreed could harm our business.

We use third parties to provide various services to our customers, including into-plane fueling at airports, as well as concierge, baggage handling, and travel services. The failure of these third parties to perform these services in accordance with contractual terms for any reason, such as an interruption of their business because of weather, environmental or labor difficulties or political unrest, could affect our relationships with our customers and subject us to claims and other liabilities which might have a material adverse effect on our business, financial condition, results of operations and cash flows. To the extent that we use third parties in our operations in emerging markets, we are also subject to the risk that we could be held accountable for the failure of these third parties to comply with the laws and regulations of the U.S. government and various international jurisdictions.

If the fuel we purchase from our suppliers fails to meet our contractual specifications we have agreed to supply to our customers, our business could be adversely affected.

We purchase fuel from various suppliers for resale to our customers. If the fuel we resell fails to meet the specifications we have agreed to with customers, our relationship with our customers could be adversely affected and we could be subject to claims and other liabilities that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Although in most cases we have recourse against our suppliers for fuel which fails to meet contractual specifications, such recourse cannot be assured.

Non-performance of suppliers on their sale commitments and customers on their purchase commitments could disrupt our business.

We enter into sale and purchase agreements with customers and suppliers for fuel at fixed prices. To the extent either a customer or supplier fails to perform on their commitment, we may be required to sell or purchase the fuel at prevailing market prices, which could be significantly different than the fixed price within the sale and purchase agreements and therefore significant differences in these prices could cause losses that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Material disruptions in the availability or supply of fuel would adversely affect our business.

The success of our business depends on our ability to purchase, sell and coordinate delivery of fuel and fuel-related services to our customers. Our business would be adversely affected to the extent that political instability, natural disasters, terrorist activity, military action or other conditions disrupt the availability or supply of fuel. In addition, we rely on a single or limited number of suppliers for the provision of fuel and related services in certain markets. These parties may have significant negotiation leverage over us, and should they be unable or unwilling to supply us on commercially reasonable terms, our business would be adversely affected.

If we are unable to retain our sales staff, our business and results of operations could be harmed.

Our ability to compete with other fuel resellers and develop our business is largely dependent on the services of Sean Wagner, our Vice President of Sales, and other employees which assist him in securing sales of aviation fuel. If we are unable to retain Mr. Wagner’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mr. Wagner and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mr. Wagner’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other fuel resellers and other related service businesses. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the

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incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We have also entered into joint venture arrangements intended to complement or expand our business and will likely continue to do so in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

Our international operations require us to comply with U.S. anti-corruption laws which may cause us to lose valuable contracts.

Doing business internationally requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions. These regulations can place restrictions on our operations, trade practices and partners and investment decisions. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act ("FCPA"). The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business. As part of our business, we deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, some of the international locations in which we operate or seek to operate lack a developed legal system and have higher than normal levels of corruption. Violations of the FCPA are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. Our competitors who are not subject to the FCPA may have greater latitude in securing key contracts with foreign airlines and commercial aircraft owners, and we may therefore fail to compete effectively in such jurisdictions.

We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in prices, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. In addition to competing with fuel resellers, we also compete with the major oil producers that market fuel directly to the large commercial airlines and private aircraft owners. Our business could be adversely affected because of increased competition from these oil companies, who may choose to increase their direct marketing or provide less advantageous price and credit terms to us than to our fuel reseller competitors.

Current and future litigation could adversely affect us.

We are currently involved in certain legal proceedings, the outcome of which we believe is material to our business and results of operations. We are also involved in other legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our Management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition. See “Legal Proceedings” on page 27.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Certificate of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Delaware corporate law. Our Certificate of Incorporation generally provides that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

In addition to provisions in our Certificate of Incorporation and Bylaws, we have also entered into indemnification agreements with our directors and officers that provide a right of indemnification to the fullest extent permissible under Delaware law. These charter, Bylaw, and contractual provisions may limit our shareholders’ ability to hold our directors and officers accountable for breaches of their duties, or otherwise discourage shareholders from enforcing their rights, either directly or derivatively, against our directors or officers.

Our share structure could impede a non-negotiated change of control of the Company.

We have issued all 200 shares of our authorized preferred stock. Each share of preferred stock, although not convertible into common stock, has 20,000,000 votes per share and is entitled to be voted together with our common stock on all matters. Consequently, any attempt to take over the Company without the consent of our preferred stockholders would be extremely difficult to achieve. Because of the disproportionate voting control of our preferred stock, the holder(s) of our preferred stock could inhibit, delay, or frustrate entirely an attempt by others to take over control of our Company and could prevent our shareholders from obtaining a premium for their shares. In addition, the holder(s) of our preferred stock hold a controlling beneficial interest in our Company and may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders and, therefore, may unilaterally determine the direction of our Company.

Risks Relating To This Offering and Our Common Stock

If the selling shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholder is offering up to 42,505,433 shares of our common stock through this prospectus. Should the selling stockholder decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, we believe that the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

All shareholders will experience immediate dilution from a conversion of the Note.

This prospectus covers the registration of up to 42,505,433 shares of our common stock. As of the date of this prospectus, none of these shares have been issued. The shares will be issuable from the conversion of a Note, which is convertible at a significant discount to the quoted price of our common stock. Any conversion of the Note will dilute the holdings of our existing shareholders by the proportion of our outstanding shares represented by the new shares issued to the Note holder.

The Note may convert into a greater number of shares than we have assumed in this prospectus.

The agreements we entered into in connection with the issuance of the Note require us to register up to 42,505,433 shares of our common stock for resale by the selling stockholder, but the actual number of shares we may end up issuing to the selling stockholder may be substantially higher. The conversion price for the Note is a 40% discount from the average of the three (3) lowest daily volume weighted average prices as reported by the OTCQB for the ten (10) trading days ending on the trading day prior to the conversion date. For purposes of this prospectus, we have assumed a conversion price of $0.0050. However, since there is no minimum conversion price and, consequently, even though this prospectus covers only 42,505,433 shares, we may be required to issue a much larger number of shares of our common stock if the trading price were to decrease substantially. In such a circumstance, our existing shareholders could suffer substantial dilution and we cannot guarantee that investors would not lose their entire investment.

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The market price of our common stock may fluctuate significantly.

The market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control and which may not be directly related to us. These factors include the following:

•	The lack of trading volume in our shares;
•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;
•	Variations in our operating results;
•	Any shortfall in revenue or any increase in losses from expected levels;
•	Announcements of new initiatives, joint ventures, or commercial arrangements; and
•	General economic trends and other external factors.
•	If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital.

Though our common stock is quoted on the OTCQB, there is no established public market for our common stock, which means that it may be difficult to sell your shares.

Our common stock is quoted on the OTCQB under the symbol “FLST.” There is, however, presently no active public market in our shares. We cannot assure you that such an active market for our common stock will develop. The over-the-counter market is a significantly more limited market than established trading markets such as the New York Stock Exchange or Nasdaq. Broker dealers may not be willing to make a market in our shares. In addition, the OTCQB and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. A penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered

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representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTCQB. The selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

Based upon the conversion terms of the Note as described on page 27 of this prospectus under “Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder”, the following table illustrates the number and percentage of shares of our common stock held by the selling stockholder upon conversion of the Note and issuance of the shares that are covered by this prospectus:

		Conversion at Assumed Price(1)
Security	Principal Amount	Number of Shares Received(2)	Pct. of Total Outstanding Shares(3)	Pct. of Outstanding Shares Held by Non-Affiliates(4)

Convertible Note	$212,500	42,505,433	41.23%	47.80%

TOTAL	$212,500	42,505,433	41.23%	47.80%

(1)	The terms of the Note provide for conversion at a 40% discount to the average of the three lowest daily volume-weighted average prices for the ten trading days prior to the date of conversion. For purposes of this prospectus, we have assumed a 40% discount to $0.0083, which is average of the three lowest daily volume-weighted average prices as reported on the OTCQB for the ten trading days ended April 16, 2014.
(2)	Because the Note is convertible at the discretion of the holder, the actual conversion price is undetermined. Consequently, the shares of common stock that may actually be issued from conversion of the Note could be substantially more or less than this number.
(3)	Based on 60,598,135 shares of our common stock issued and outstanding as of April 16, 2014, and assuming the issuance of 42,505,433 new shares of common stock to the selling stockholder.
(4)	Based on 60,598,135 shares of our common stock issued and outstanding as of April 16, 2014, and assuming the issuance of 42,505,433 new shares of common stock to the selling stockholder, but excluding shares held by executive officers, directors, and beneficial holders of more than 10% of our common stock.

The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;
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•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

If we are notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised the selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible

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to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling stockholder in connection with resales of its shares under this registration statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Fuelstream will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

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Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. Although the face value of the Note is presently $212,500, we received $175,000 in net proceeds (after deduction for investor legal fees and discounts) in connection with the issuance of the Note. All of the net proceeds from the issuance of the Note were used to repay two outstanding notes due to Asher Enterprises, Inc. (“Asher”) in the aggregate principal amount of $131,500. A redemption premium, interest and other related transaction expenses of the selling stockholder required us to receive not less than $175,000 in order to fully redeem and retire all of our obligations to Asher under these two notes. The net proceeds of the Note issued to the selling stockholder was therefore utilized as follows:

Redemption of convertible promissory notes issued to Asher Enterprises, Inc.	$175,000.00
Total net proceeds	$175,000.00

With the exception of $10,000 in payment for legal fees of counsel for the selling stockholder, we have not made any payments, whether interest, fees, or other payments, in cash or in-kind, to the selling stockholder, nor to any of its affiliates, any finders, placement agents, or other intermediaries in connection with the Note. We further note that there are no proceeds payable to the Company from the sale of the Note and there are no payments to the selling stockholder or any of its affiliates in the first year following sale of the Note.

DETERMINATION OF THE OFFERING PRICE

The selling stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

selling stockholders

The following table sets forth the shares beneficially owned, as of April 16, 2014, by the selling stockholder prior to the offering contemplated by this prospectus, the number of shares the selling stockholder is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 60,598,135 shares of our common stock issued and outstanding as of April 16, 2014. Other than the Note, the selling stockholder does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

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Name of Selling Stockholder	Shares Owned Prior to the Offering(1)	Total Number of Shares to be Offered for the Selling Stockholder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Magna Group, LLC (2)	56,805,236	42,505,433	14,299,803	19.09%
TOTAL	56,805,236	42,505,433	14,299,803	19.09%

____________________

(1) Includes: (i) shares of common stock held by the selling stockholder that are issued and outstanding, (ii) shares of common stock issuable from the conversion of two other notes issued to the selling stockholder as described under “Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder” on page 27, and (iii) shares of common stock issuable from the conversion of the Note that are being registered hereunder.

(2) An assignee of Hanover Holdings, LLC, the original counterparty to the Note Purchase Agreement executed by the Company in connection with the issuance of the Note. Magna Group, LLC and Hanover Holdings I, LLC are each Delaware limited liability companies wholly-owned and controlled by Joshua Sason. Neither of Magna Group, LLC or Hanover Holdings I, LLC are a broker-dealer or affiliates of a broker dealer.

Except for the issuance of the Note and shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the selling stockholder.

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MARKET PRICE OF AND DIVIDENDS ON OUR

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTCQB under the symbol “FLST”. We had approximately 393 registered holders of our common stock as of April 16, 2014. Registered holders do not include those stockholders whose stock has been issued in street name. The last reported price for our common stock on April 16, 2014 was $0.0080 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTCQB, during the three fiscal years ended December 31, 2013 and the first quarter ended March 31, 2014:

	Price Range(1)
	High	Low
Fiscal 2014
First quarter	$0.066	$0.012

Fiscal 2013
Fourth quarter	$0.120	$0.030
Third quarter	$0.220	$0.080
Second quarter	$3.000	$0.700
First quarter	$3.250	$1.210

Fiscal 2012
Fourth quarter	$3.000	$1.010
Third quarter	$2.500	$2.500
Second quarter	$2.500	$2.000
First quarter	$2.000	$0.510

Fiscal 2011
Fourth quarter	$2.000	$0.510
Third quarter	$2.500	$2.000
Second quarter	$10.000	$3.000
First quarter	$10.000	$3.000

____________________

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are likely to differ materially from those anticipated in these forward-looking statements for many reasons.

Overview

We are a fuel transportation and logistics company which facilitates the sale and distribution of aviation and other fuels to corporate and commercial consumers. Our principal sources of revenues result from the gross selling price of fuel delivery contracts, but also include revenue from ancillary services related to the supply of fuel. Expenses which comprise the costs of goods sold include the acquisition price of fuel, as well as operational and staffing costs of the trucks and other vehicles used for delivery. General and administrative expenses have been comprised of administrative wages and benefits; occupancy and office expenses; outside legal, accounting and other professional fees; travel and other miscellaneous office and administrative expenses. Selling and marketing expenses include selling/marketing wages and benefits, advertising and promotional expenses, as well as travel and other miscellaneous related expenses.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Results of Operations

Following is management’s discussion of the relevant items affecting results of operations for the years ended December 31, 2013 and 2012.

Revenues. The Company generated net revenues of $30,000 during the year ended December 31, 2013 as compared to $1,054,826 for the year ended December 31, 2012. The decrease is mainly the result of the lack of funding and/or credit lines necessary to purchase our main product, aviation jet fuel. We continue to pursue substantial funding through investment and the application for lines of credit with financial institutions.

Cost of Sales. Our cost of sales for the year ended December 31, 2013 was $26,895 as compared to $907,083 for the year ended December 31, 2012. Our cost of sales consisted principally of the acquisition price of fuel and other petrochemicals delivered to customers and clients, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto. The decrease is a direct correlation to the decrease in sales as described above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $2,795,600 for the year ended December 31, 2013, as compared to $13,036,694 during 2012. The decrease is mainly the result of the issuance of 4,594,101 shares of common stock to our joint venture partners for business development and other consultants during 2012. The stock was valued at $11,779,752 and expensed as SG&A during the third quarter of 2012. We also recorded bad debt expense in the amount of $670,000 which we set up as an allowance for doubtful accounts during the second quarter of 2012. We anticipate that SG&A expenses will increase commensurate with an increase in our operations.

Other Income (Expense). The Company had net other expense of $1,350,147 for the year ended December 31, 2013 compared to net other expense of $848,180 for the year ended December 31, 2012. During 2013, other expenses incurred were comprised primarily of interest expenses related to notes payable in the amount of

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$1,163,292 which includes the amortization of debt discount of $657,161 and non- cash interest related to note payable of $464,442. The Company also recorded a gain on the change in fair value of a derivative liability of $233,667.

Liquidity and Capital Resources

As of December 31, 2013, our primary source of liquidity consisted of $-0- in cash and cash equivalents. We hold most of our cash reserves in local checking accounts with local financial institutions. Since inception, we have financed our operations through a combination of short and long-term loans, and through the private placement of our common stock. Although we have used the proceeds of the placement of the Note to retire existing debt, we do not expect to continue to pay off outstanding debt with the assumption of new debt.

We have sustained significant net losses which have resulted in an accumulated deficit at December 31, 2013 of $55,985,447, negative working capital (excess of current liabilities over current assets) of $5,849,880 and are currently experiencing a substantial shortfall in operating capital which raises doubt about our ability to continue as a going concern. We generated a net loss for the year ended December 31, 2013 of $4,142,642 compared to a net loss in 2012 of $19,737,541. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our fuel brokerage business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. There is presently no agreement in place that will guarantee financing for our Company, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our Company and our business, and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our consolidated financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

We believe the following more critical accounting policies are used in the preparation of our consolidated financial statements:

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Principles of Consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Concentrations of Credit Risk

For the year ended December 31, 2013 and 2012, one customer accounted for 100% and 98% of total revenue, respectively, representing a material amount of customer concentration. For the year ended December 31, 2013 and 2012, one disputed customers accounted for 100% of total accounts receivable, representing a material amount of credit risk.

Cash and Cash Equivalents

Cash Equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

Accounts Receivable

Accounts receivable are recorded net of the allowance for doubtful accounts of $670,000 as of December 31, 2013 and 2012, respectively. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer’s financial condition, general economic trends and management judgment.

Revenue Recognition

Revenue from the sale of fuel is recognized when the sales price is fixed or determinable, collectability is reasonably assured and title passes to the customer, which is when the delivery of fuel is made to our customer directly from us, the supplier or a third-party subcontractor. Our fuel sales are generated principally as a fuel reseller, although at some point we intend to have inventories from which we may make deliveries. When acting as a fuel reseller, we generally purchase fuel from the supplier, mark it up and contemporaneously resell the fuel to the customer, normally taking delivery for purchased fuel at the same place and time as the delivery is made to the customer. We record the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the primary obligor in the sales arrangement. Returns or discounts, if any, are netted against gross revenues. For the years ended December 31, 2013 and 2012, sales are recorded net of the allowance for returns and discounts of $-0-.

Use of Estimates.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On a periodic basis, management reviews those estimates, including those related to valuation allowances, loss contingencies, income taxes, and projection of future cash flows.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense is included in cost of sales in the consolidated statements of operations as it relates directly to the revenues associated with events managed by the Company. Advertising expense for the years ended December 31, 2013 and 2012 was $-0-.

Basic and Fully Diluted Net Loss Per Share

The basic income (loss) per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements. The Company has no common stock equivalents outstanding.

Research and Development.

Research and development costs are charged to operations when incurred and are included in operating expenses.

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Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued during the past two years and have adopted any that are applicable to our company. We have determined that none had a material impact on our consolidated financial statements.

Financial Instruments

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements.”  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

- Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

- Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Share Based Payments

The Company accounts for its stock based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

There were various other accounting standards and interpretations recently issued, none of which are expected to a have a material impact on the Company's consolidated financial position, operations or cash flows.

MANAGEMENT’S PLAN TO CONTINUE AS A GOING CONCERN

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, and (2) short-term borrowings from shareholders or related party when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Our independent registered public accounting firm’s report contains and explanatory paragraph which has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

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Forward-Looking Statements

This report contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the receipt of working capital, future revenues and other statements that are not historical in nature. In this report, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

Other uncertainties that could affect the accuracy of forward-looking statements include:

•	the worldwide economic situation;

•	any changes in interest rates or inflation;

•	the willingness and ability of third parties to honor their contractual commitments;

•	our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition for risk capital;

•	our capital expenditures, as they may be affected by delays or cost overruns;

•	environmental and other regulations, as the same presently exist or may later be amended;

•	our ability to identify, finance and integrate any future acquisitions; and

•	the volatility of our common stock price.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this report. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

Subsequent Events

On April 9, 2014, we issued 10,000,000 shares of our restricted common stock to a consultant of the Company for services provided.

On April 8, 2014, we entered into a Securities Purchase Agreement in connection with the issuance of a convertible promissory note to Asher Enterprises, Inc. (the “New Asher Note”) in the aggregate principal amount of $83,500. The New Asher Note matures on January 2, 2015, and bears interest at the rate of 8% per annum. The New Asher Note may not be prepaid prior to its maturity date. The New Asher Note, together with all interest as accrued, is convertible into shares of our common stock at a price equal to 60% multiplied by the average of the lowest three (3) trading prices for our common stock during the ten (10) trading day period ending on the latest complete trading day prior to the date of conversion (representing a discount rate of 40%). The New Asher Note may be accelerated by the holder in the event of default and the rate of interest on the New Asher Note will increase to 22% per annum, retroactive to the date of issuance. In addition, the amount due and payable under the New

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Asher Note (and, consequently, the number of shares of common stock convertible thereunto) may be increased to 150% of the principal amount of the New Asher Note, plus default interest as accrued thereon, in the event of default. The New Asher Note is a direct financial obligation of the Company and is considered a current liability of the Company for accounting purposes.

On April 4, 2014, in connection with action taken by our board of directors and the holders of a majority in interest of our voting capital stock, we effected a restatement of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 300,000,000 to 750,000,000.

On April 3, 2014, Robert Catala was dismissed as our interim Chief Executive Officer and Secretary. Mr. Catala was appointed to these positions on July 1, 2013. Also on April 3, 2014, John D. Thomas was appointed as the Company’s interim Chief Executive Officer and Secretary. A summary of the background and business experience of Mr. Thomas is set forth under “Executive Officers” on page 29.

On February 10, 2014, the Board of Directors of the Company approved an amendment and restatement of the Certificate of Designation to the Company’s Certificate of Incorporation. The Certificate of Designation concerns the rights, preferences, privileges, and restrictions of Series “A” Preferred Stock (the “Preferred Stock”). The amended and restated Certificate of Designation has increased the conversion rights applicable to each share of Preferred Stock from ten million (10,000,000) to twenty million (20,000,000).

On February 10, 2014, in connection with action taken by our board of directors and the holders of a majority in interest of our voting capital stock, we effected a restatement of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000.

On January 22, 2014, we entered into a Securities Purchase Agreement in connection with the issuance of the Note, the terms of which are more particularly described in “Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder” on page 27. The net proceeds received from the issuance of the Note were used to redeem and retire two 8% convertible notes that were issued to Asher Enterprises, Inc. in the aggregate principal amount of $131,500 (hereafter, collectively, the “Asher Notes”) The Asher Notes were issued on July 19th, 2013 and August 26th, 2013.

On January 13, 2014, we issued an aggregate of 2,859,067 shares of our common stock to certain consulting personnel for services provided.

BUSINESS

Our Company

Fuelstream was incorporated in the State of Delaware on July 12, 1996. Prior to April 2010, we had operated under the name of “SportsNuts, Inc.” and had been primarily engaged in sports marketing and management. In April 2010, we underwent a reorganization to change our management and business model as further described herein, and changed the Company’s name to “Fuelstream, Inc.” On April 11, 2011, we entered into a joint venture agreement with Aviation Fuel International, Inc., a Florida corporation (“AFI”) and a purchaser and reseller of aviation fuel for commercial and private aircraft. On January 18, 2012, the joint venture was terminated upon completion of the acquisition of AFI, which is now a wholly-owned subsidiary of the Company. You can learn more about us at our website at www.thefuelstream.com. Our website, however, does not constitute a part of this prospectus.

We are an in-wing and on-location supplier and distributor of aviation fuel to corporate, commercial, military, and privately-owned aircraft throughout the world. We also provide a variety of ground services either directly or through our affiliates, including concierge services, passenger and baggage handling, landing rights, coordination with local aviation authorities, aircraft maintenance services, catering, cabin cleaning, customs approvals, and third-party invoice reconciliation. Our personnel assist customers in flight planning and aircraft routing aircraft, obtaining permits, arranging overflies, and flight follow services.

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On June 21, 2012, we entered into a joint venture with Global Airways (“Global”) to provide aircraft fuel to Global clients and Global’s own aircraft fleet on a worldwide basis. Global is an international Air Transport Organization whose activities cover acquisition, refurbishment, heavy maintenance, leasing and chartering of aircraft, primarily throughout South Africa. Global also owns and leases its own commercial aircraft. As part of its obligations under the joint venture, Global is required to provide us office space, related equipment and supplies in its Johannesburg, South Africa headquarters, as well as access to all Global clients worldwide. On September 10, 2012, Global converted its interest in the joint venture into 1,547,662 shares of our common stock. In addition to Global’s own fleet, our agreement with Global has enabled us to provide fuel to six new airline clients, as well as to aircraft of the South African government. We intend to expand our business with Global and add additional carriers and transportation organizations as regular clientele as we grow and develop our business.

Market

We believe that air transportation will play a substantial role in the growth of worldwide trade, particularly in less developed regions that do not have a cost-effective means of reaching deep water shipping ports or who are seeking to expand same-day access to international trading markets. Domestically, aircraft utilization, whether for passengers, freight, or corporate use, is closely correlated with the strength and growth of the U.S. economy. According to the FAA Aerospace Forecast for Fiscal Years 2006 to 2017, the U.S. economy will grow at an average annual rate of 3% for the next ten years. The world economy is expected to increase at an average annual rate of 3.1% over the same period. Long-term economic growth is predicted to be strong in Latin America and the Asia/Pacific regions with 3.8% and 3.6% average annual growth, respectively. More impressive is the forecasted growth for China, with a population of 1.3 billion, and India, with a population of 1.1 billion. Each of these country’s economies is expected to grow at an average annual rate of 5.8%. The FAA predicts that airline passenger growth in these regions will grow the fastest at 7.0% and 4.9% respectively. Closer to home, the study forecasts that passenger growth in the Atlantic markets will grow at 4.3% and Canadian trans-boarder markets will grow at 3.7% annually. U.S. commercial air cargo revenue ton-miles (RTM’s) are expected to grow at an average annual rate of 5.2% through 2017. The FAA forecasts jet fuel consumption to increase to an average annual rate of 3.7% for air carriers and 8.6% for general aviation for a weighted average total of 4.0% annually through the year 2017.

Product

As a commodity, jet fuel does not lose its value with shelf life, spoil, or otherwise become outdated. As with any commodity, it is nevertheless subject to price volatility, but even small market participants such as individual aircraft owners often rely on forward pricing curves to enter into agreements which provide cost and revenue predictability. These agreements can be based on fixed prices, stated in reference to changes in the spot price for fuel in the local market, or based on general market indices. Although the markup on fuel can be very slim in most cases, commercial clients can often be relied upon for recurring revenue, since their fuel supply needs to be replenished each time a flight is made. Consequently, although we may sell fuel with low margins, we expect to repeat the transaction multiple times per month with the same purchaser. For example, a client that purchases $20,000 in fuel per week during a 12-month period at a 5% margin would generate $52,000 in gross profit during that period. The success of our core business is therefore dependent on a high volume of sale transactions that can be efficiently administered.

Outlook

We expect that a significant component of our future business will consist of fuel delivery to all-cargo commercial freight carriers. This particular segment of the industry has increased its share of the freight market from 65% to 81% over the past ten years. There are a number of recent factors that account for the relative growth of the all-cargo sector. One such factor was the October 2001 FAA security directive that strengthened security standards for transporting cargo on passenger flights. A second factor was the decision of the U.S. Postal Service to use all-cargo carriers as a means to improve control over mail delivery. The all-cargo operator’s share of the cargo market is forecast to increase to 84% by 2017.

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We also intend to service the general aviation and corporate markets. The FAA Aerospace Forecast projects that the general aviation turbine powered aircraft fleet will grow 4% annually through 2017, Moreover the very light jet (VLJ) category is forecast to grow by 500 aircraft per year over the same time period. U.S. general aviation turbo jet air taxi hours flown is forecast to increase at an annual rate of 10.2% through 2017.

Competition

The fuel supply and logistics business is highly competitive. Our competitors and potential competitors include major oil companies, fuel resellers, fuel card companies, and independent fuel distributors of varying sizes. Most of our competitors have greater resources than we do and therefore have greater leverage with respect to securing long-term fuel delivery and supply contracts. We believe a high degree of competition in this industry will continue for the foreseeable future.

We believe that we can distinguish Fuelstream from our competition by providing precise accounting, exceptional customer service, comprehensive tax management, and competitive pricing. While we intend to offer some customers credit terms, in most cases the credit lines will be secured by corporate or personal guarantees, deposits, letters of credit or other bank instruments, and liens against fueled vehicles and aircraft.

Employees

As of December 31, 2013, we had six employees and used the services of various contract personnel from time to time. Although national unemployment rates remain high relative to historical averages, there exists a significant amount of competition for skilled personnel in the fuel delivery and logistics industry. Nevertheless, we expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business resulting from the acquisition of AFI described herein. Further, we expect to continue to use consultants, contract labor, attorneys and accountants as necessary.

Properties

Our principal executive offices are located at 510 Shotgun Road, Suite 110, Sunrise, Florida 33325. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

Ryan International Airlines. One of our subsidiaries, Aviation Fuel International ("AFI") is involved in disputes with two airlines: Ryan International Airlines, LLC ("Ryan") and Direct Air. Both aviation fuel customers litigation arise out of disputed amounts for the delivery of Jet Fuel. Disagreements between the parties resulted in both parties filing separate lawsuits in three actions. Ryan filed a cause of action in Case No. 09-57580, Ryan International Airlines, Inc. v. Aviation Flight Services, LLC (“AFS”) and Aviation Fuel International, Inc., (“AFI”), and sought recovery of $1,491,308.66 allegedly paid to AFS as pre-payment of aviation fuel and flight services under a contractual relationship between Ryan and AFS. AFI moved to dismiss the action, to which, Ryan has subsequently filed a notice of removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. AFI filed an action for breach of contract for Ryan’s failure to pay certain Jet Fuel invoices for the delivery of fuel in the amount of $678,000; Aviation Fuel International v. Ryan International Airlines, Inc., a Kansas corporation, Wells Fargo Bank Northwest, Trustee N.A., a Utah corporation, RUBLOFF 757-MSN24794LLC, an Illinois limited liability company, RYAN 767 LLC, an Illinois limited liability company, AFT TRUST SUB I, a Delaware corporation, RYAN 767 N123 LLC, an Illinois limited liability company, and RUBLOFF 440 LLC, an Illinois corporation, Civil Action Case No. CACE 10-037788-04. AFI also filed the corresponding claims of liens under the FAA Aircraft Registration Branch, for each plane, registered and tail wing number listed therein. This action has also been recently noticed for been removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. In addition, as a result of Ryan’s filing a Federal Involuntary Bankruptcy Petition against Aviation Flight Services (“AFS”) on June 10, 2010, Case No.: 10-27313-JKO, (S.D. of Fla.), our subsidiary AFI, also filed and was discharged as a creditor in the amount of $269,000.

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Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (Direct Air). On or about March 13, 2012, Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (“Direct Air”) ― a public charter operator ― ceased operations. Direct Air has subsequently filed for bankruptcy protection in the U.S. Bankruptcy Court for the District of Massachusetts (Worcester)(Case no. 12-40944). The Company currently has $122,000 in cash in escrow with Suntrust Bank, representing a partial payment by Direct Air for Fuel. This action is currently pending before the court, as it relates to the collection of the garnishment.

As a result of the non-payment for jet fuel by AFI customers, certain of AFI’s suppliers have filed actions that have resulted in judgment and garnishments, in the amount of $330,000. Most of these fuel outstanding fuel delivery charges are secured in the Bankruptcy action through the lien filings by both the issuer and individual fuel providers. In addition, AFI incurred certain loan and debt obligations for which we are attempting to convert into our common stock.

Julian Manuel Leyva and Gabriel Leyva. On June 8, 2012, Julian Manuel Leyva and Gabriel Leyva (collectively, the “Leyvas”) filed a lawsuit in the Seventeenth Judicial Circuit Court, Broward County, Florida, against us, our subsidiary AFI, and various others, alleging various claims in connection with efforts to collect sums allegedly loaned to AFI between September 24, 2009 through February 11, 2011. The Leyvas are seeking damages of $570,000 plus interest in addition to additional damages from other parties to the lawsuit. $610,000 had been accounted as payable under note payable. On August 29, 2013, this lawsuit was settled in exchange for 2,100,000 shares of our common stock.

Russell Adler. On January 11, 2013, Russell Adler, our former Chief Executive Officer, filed a cross-complaint against the Company, AFI, and other associated persons in the Seventeenth Judicial District Court, Broward County, Florida. Mr. Adler’s complaint alleges various causes of action, including indemnification from the Company in respect of litigation involving the Leyvas described above, damages for breach of Mr. Adler’s employment contract, fraud, unpaid legal fees, unjust enrichment, and quantum meruit. We believe Mr. Adler’s claims are without merit and intend to defend the same.

From time to time, we are also a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers of fuel. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder

Terms of the Note. On January 22, 2014, we entered into a Securities Purchase Agreement (“SPA”) with the selling stockholder in connection with the issuance of an 8% convertible promissory note (the “Note”) with an initial face amount of $262,500, and which matures on July 20, 2014. The Note is convertible, in whole or in part at the discretion of the holder, into shares of our common stock at a 40% discount to the volume-weighted average of the three lowest trading days for the 10-day period prior to conversion. According to the terms of the SPA, the shares underlying the Note are required to be registered with the SEC. Further, the SPA also reduces the face amount of the note from $262,500 to $212,500 based on our filing of a registration statement, of which this prospectus forms a part. Should our registration statement become effective within 120 days of the issuance of the Note, the face amount of the note will be reduced by a further $37,500.

Upon notice provided, we may redeem the Note prior to maturity by paying 130% of the principal amount, less any amount previously redeemed or converted by the holder, plus accrued and unpaid interest. However, if we provide such notice and fail to prepay the Note within two business days, we will forfeit our right to prepay the note.

Under applicable SEC rules and relevant Exchange Act Compliance and Disclosure Interpretations, we are registering 42,505,433 shares of common stock that may be issued from conversion of the Note and sold by the selling stockholder. However, because the Note is convertible at the discretion of the holder, the actual conversion price is undetermined. Consequently, the shares of common stock that may actually be issued from conversion of the Note could be substantially more or less than the number of shares being registered hereunder.

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We do not presently have the financial ability to repay the Note. Nevertheless, we believe that we will ultimately have the financial ability to make payments on the Note in the future should we so decide to retire the Note prior to maturity or conversion by the selling stockholder. The selling stockholder has advised us that neither it nor any of its affiliates has an existing short position in our common stock.

Number of Shares Covered by this Prospectus. Based upon the conversion terms of the Note as described above, the following table illustrates the number and percentage of shares of our common stock held by the selling stockholder upon conversion of the Note and issuance of the shares that are covered by this prospectus:

		Conversion at Assumed Price(1)
Security	Principal Amount	Number of Shares Received(2)	Pct. of Total Outstanding Shares(3)	Pct. of Outstanding Shares Held by Non-Affiliates(4)

Convertible Note	$212,500	42,505,433	41.23%	47.80%

TOTAL	$212,500	42,505,433	41.23%	47.80%

(1)	The terms of the Note provide for conversion at a 40% discount to the average of the three lowest daily volume-weighted average prices for the ten trading days prior to the date of conversion. For purposes of this prospectus, we have assumed a 40% discount to $0.0083, which is average of the three lowest daily volume-weighted average prices as reported on the OTCQB for the ten trading days ended April 16, 2014.
(2)	Because the Note is convertible at the discretion of the holder, the actual conversion price is undetermined. Consequently, the shares of common stock that may actually be issued from conversion of the Note could be substantially more or less than this number.
(3)	Based on 60,598,135 shares of our common stock issued and outstanding as of April 16, 2014, and assuming the issuance of 42,505,433 new shares of common stock to the selling stockholder.
(4)	Based on 60,598,135 shares of our common stock issued and outstanding as of April 16, 2014, and assuming the issuance of 42,505,433 new shares of common stock to the selling stockholder, but excluding shares held by executive officers, directors, and beneficial holders of more than 10% of our common stock.

Total Possible Profit to the Selling Stockholder. Based on the closing trading price of our common stock on the Note issuance date (January 22, 2014), the number of shares we are registering are worth $460,417, as shown in the following table:

TOTAL POSSIBLE PROFIT TO THE SELLING STOCKHOLDER
Market Price per Share on Issuance Date(1)	Conversion Price on Issuance Date(2)	Total Possible Shares Underlying Note(3)	Total Market Value of Shares to be Received(4)	Total Possible Dollar Value of Shares to be Received Based on Conversion Price (3)	Total Possible Discount (6)
$0.0351	$0.0162	13,117,284	$460,417	$212,500	$247,917

(1)	Based on the closing price per share as reported on the OTCQB as of January 21, 2014.

(2)	Represents a 40% discount to the average of the three lowest trading prices for the ten trading days prior to January 21, 2014.

(3)	Represents $212,500 divided by the amount calculated in the preceding column.

(4)	Represents the market price per share in the first column multiplied by the number of shares calculated in the preceding column.

(5)	Represents, in dollar terms, the possible number of shares received upon conversion as calculated in the second column multiplied by the conversion price.

(6)	Represents, in dollar terms, the discount between the market value of the number of shares received by the Selling Stockholder versus the value of the shares received using the conversion price.
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Purchase of Third-Party Notes. On December 12, 2013, the selling stockholder purchased an existing promissory note from a creditor of the Company. The purchase price was paid in two installments of $145,000 each on December 12, 2013 and February 20, 2014. The existing promissory note was re-issued by the Company as two separate notes, each with an issuance date contemporaneous with the date of each installment (hereafter, collectively, the “Third-Party Notes”). We did not receive any of the proceeds from the purchase and re-issuance of the Third-Party Notes. The Third-Party Notes are convertible into shares of our common stock at a 40% discount to the lowest trading price for the five trading days prior to conversion. The effect of this prior transaction with the selling stockholder is summarized in the following table:

THIRD-PARTY NOTES PURCHASED BY THE SELLING STOCKHOLDER
						Market Price per Share
Face Amount of Convertible Instrument	Date of Transaction	Shares Outstanding Prior to Transaction(1)	Shares Held by Non-Affiliates Prior to Transaction(2)	Number of Shares Issuable(3)	Pct. of Class (4)	Prior to Transaction(5)	Currently(6)
$145,000	12/12/2013	37,181,774	21,333,106	4,833,333	18.47%	$0.0525	$0.0091

$145,000	2/20/2014	46,103,524	31,718,856	14,299,803	31.07%	$0.0150	$0.0091

(1)	Includes shares of common stock issued and outstanding prior to the transaction. Excludes shares of preferred stock outstanding.

(2)	Includes shares of common stock held by persons other than: (i) affiliates of the Company, (ii) the Selling Stockholder, or (iii) affiliates of the Selling Stockholder.

(3)	Represents a 40% discount to the closing trading price of our common stock on the issuance date of the convertible instrument.

(4)	For purposes of this calculation, shares held by (i) affiliates of the Company, (ii) the Selling Stockholder, and (iii) affiliates of the Selling Stockholder are excluded from shares outstanding in determining the percentage.

(5)	Based on the closing price per share as reported on the OTCQB as of December 11, 2013 and February 19, 2014, as applicable.

(6)	Based on the closing price per share as reported on the OTCQB as of April 16, 2014.

Other than the issuance of the Third-Party Notes and the Note as described herein, there are no other relationships or arrangements between the Company and any of its predecessors or subsidiaries and the selling stockholder or any of its affiliates.

Prior Registrations of Securities Issued to the Selling Stockholder. We have not previously filed a registration statement with respect to securities issued by the Company to the selling stockholder or its affiliates. The following table illustrates the comparison of shares of the selling stockholder we have previously registered for resale to shares held by non-affiliates of the Company and persons other than the selling stockholder and its affiliates:

SHARES PREVIOUSLY REGISTERED BY THE SELLING STOCKHOLDER
Shares Held by Non-Affiliates Prior to Transaction(1)	Number of Shares Previously Registered for Resale(2)	Number of Previously Registered Shares Still Held (2)	Number of Previously Registered Shares Sold(2)	Number of Shares Being Registered(3)
27,054,910	0	N/A	N/A	42,505,433

(1)	Includes shares of common stock held by persons other than: (i) affiliates of the Company, (ii) the Selling Stockholder, or (iii) affiliates of the Selling Stockholder as of January 20, 2014.

(2)	Includes all shares registered for resale by the Selling Stockholder or its affiliates in prior registration statements of the Company.

(3)	Includes all shares of common stock registered for resale pursuant to this Registration Statement.
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Discounts and Payments to the Selling Stockholder. With the exception of an aggregate of $15,000 in payment for legal fees of counsel for the selling stockholder in connection with the issuance of the Note and the re-issuance of the Third-Party Notes, we have not made any payments, whether interest, fees, or other payments, in cash or in-kind, to the selling stockholder, nor to any of its affiliates, any finders, placement agents, or other intermediaries in connection with these securities. We further note that there are no proceeds payable to the Company from the sale of the Note or the Third-Party Notes, and there are no payments to the selling stockholder or any of its affiliates in the first year following sale of either the Note or the Third-Party Notes. The following table displays all payments and discounts provided to the selling stockholder in connection with the Note and the Third-Party Notes:

DISCOUNTS AND PAYMENTS TO THE SELLING STOCKHOLDER
Gross Proceeds Paid to Us	Payments Made by Us(2)	Net Proceeds Paid to Us	Combined Possible Profit to the Selling Stockholder (2)	Total Discounts and Payments as a Pct. of the Net Proceeds Paid to Us(3)
$465,000	$0	$465,000	$433,897	93.31%

(1)	Does not include payments to counsel for the Selling Stockholder of $15,000 for both the Note and the Third-Party Notes.

(2)	Includes the possible profit to the Selling Stockholder for this Note as calculated in the table under “Total Possible Profit to the Selling Stockholder” above, and the possible profit to the Selling Stockholder for other convertible notes issued by us to the Selling Stockholder as calculated in the table under “Total Possible Profit to the Selling Stockholder from the Third-Party Notes” above.

(3)	Represents discounts and payments applicable to the Note and not to any other transactions between us and the Selling Stockholder or its affiliates.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of directors consists of the following individual:

Name and Year First Elected Director(1)	Age	Background Information
Thomas McConnell, Jr. (2012)	50

Since 2006, Mr. McConnell has been a Senior Project Manager for Weston Custom Homes, Inc., a builder of luxury homes in Florida, Pennsylvania, and Maryland. Additionally, since 2012, Mr. McConnell has served as the Senior Project Manager for Robert Castellano Building and Design, LLC, a builder of luxury home communities in the eastern United States. From 2006-2008, Mr. McConnell was a Senior Project Manager for Southern Chateaux Homes, Inc. Mr. McConnell is a certified Residential Contractor in the State of Florida.

(1) The business address of Mr. McConnell is 510 Shotgun Road, Suite 110, Sunrise, Florida 33325.

Director Independence

We consider our sole member of the board of directors to be an “independent director” in accordance with the published listing requirements of the NYSE Euronext Stock Exchange. The independence definition of the NYSE includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, we are required to consider “all relevant facts and circumstances” in making our determination as to the independence of our directors.

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Compensation of Directors

Although we anticipate compensating the members of our board of directors in the future at industry levels, current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings.

Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during 2013, the Board held no in-person meetings during the fiscal year ended December 31, 2013.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

Executive Officers

John D Thomas is our sole executive officer, serving as our Chief Executive Officer and Secretary, as well as our principal accounting and financial officer. Mr. Thomas’s business background is as follows:

Name and Year First Appointed as Executive Officer	Age	Background Information
John D. Thomas (2014)	41

Mr. Thomas, has practiced law specializing in general corporate law, securities, and mergers and acquisitions for his law firm, John D. Thomas P.C. since June, 2003. From September, 2013 through December, 2013, Mr. Thomas served on the Board of Directors of Helmer Directional Drilling Corp, a filer of reports pursuant to 13(a) and 15(d) of the Securities Exchange Act of 1934. From March 2008 until March 2012, Mr. Thomas served as a member of the board of directors and chairman of the audit committee of Bayhill Capital, Inc. (BYHL.OB), a filer of reports pursuant to 13(a) and 15(d) of the Securities Exchange Act of 1934. From July, 2009 to May, 2011, Mr. Thomas served as a member of the board of directors of Vican Resources, Inc. (OTC: VCAN), a filer of reports pursuant to 13(a) and 15(d) of the Securities Exchange Act of 1934. Since August 2009, Mr. Thomas has been a member of the board of directors of London Pacific & Partners, Inc. (OTC: LDPP), a Los Angeles and London-based investment and advisory firm specializing in healthcare and hospitality finance. In August, 2009, Mr. Thomas entered into a settlement with the Commodity Futures Trading Commission wherein Mr. Thomas consented to an order of permanent injunction from his future involvement in commodity pools trading and commodities operations. Mr. Thomas holds a Juris Doctor degree from Texas Tech University School of Law and is licensed to practice law in Texas and Utah.

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Significant Employees and Consultants

Sean Wagner serves as our Vice President of Sales. Mr. Wagner’s business background information is as follows:

Name and Year First Employed	Age	Background Information
Sean Wagner (2012)	41

In February 1991, at the age of 19, Mr. Wagner started as a mechanic for Pan American Airlines, moving into sales shortly thereafter for a public company, World Fuel Services, where he served more than 15 years and became Executive Vice President of Sales. During his more than 15 years at World Fuel Services, Mr. Wagner became a senior sales executive, assisting the company in increasing its sales from approximately $211 million in 1990 to over $8.7 billion in 2005. In December 2005, Mr. Wagner left World Fuel Services and, in 2006, he started Aviation Fuel International, Inc. (“AFI”), a small aviation fuel reseller that employed a similar business model as Mr. Wagner operated at World Fuel Services and utilizing Mr. Wagner’s extensive industry relationships. In April 2011, AFI entered into a joint venture with us which was terminated in January 2012 upon our acquisition of AFI. Mr. Wagner thereupon became our Vice President of Sales.

On May 6, 2014, Mr. Wagner entered into a Plea Agreement with the U.S. Department of Justice, pleading guilty to conspiracy and wire fraud in connection with Mr. Wagner's operation of AFI from 2006 to 2009. A sentence has not yet been imposed.

Change of Control

On December 14, 2011, John D. Thomas, P.C. (“JDT”), our controlling shareholder and our former Chief Executive Officer, sold 200 shares of our Series A Preferred Stock to Sean Wagner, the sole shareholder of AFI and the recipient of 7,400,000 shares of common stock in connection with the acquisition of AFI. The consideration for the preferred stock consisted of a secured promissory note issued by Mr. Wagner to JDT, and required Mr. Wagner to grant JDT a security interest in the preferred stock as well as the voting rights attached thereto until the note is paid in full. Although the preferred stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of preferred stock carries 20,000,000 votes per share and is entitled to be voted with our common stockholders on all matters upon which common stockholders may vote. As a result of the purchase and sale of the preferred stock, Mr. Wagner holds a controlling beneficial interest in our Company and, once the note to JDT is paid in full, may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 20, 2013, we issued 3,539,046 shares of our common stock to Sean Wagner, a principal shareholder of our Company, for services provided as our Vice President of Sales.

On October 23, 2013, we issued 250,000 shares of our common stock to Thomas McConnell, a member of our board of directors, for his services as a director.

On October 23, 2013, we issued 250,000 shares of our common stock to Robert Catala, our former Chief Executive Officer, for services provided by Mr. Catala.

On January 28, 2013, we issued 25,000 shares of common stock to our former Chief Executive Officer. Also on January 28, 2013, pursuant to our 2012 Equity Incentive Plan, we issued 150,000 common stock purchase options to two of our directors at an exercise price of $1.65 per share.

On October 16, 2012, we issued 1,826,622 shares of our common stock to Sean Wagner, a principal shareholder of the Company, for services provided as our Vice President of Sales.

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On January 18, 2012, in connection with the completion of the acquisition of AFI, we issued 7,400,000 shares of common stock to Sean Wagner, the sole shareholder of AFI.

On December 14, 2011, we issued 500,000 shares of restricted common stock to our former Chief Executive Officer.

On December 14, 2011, John D. Thomas, P.C. (“JDT”), our controlling shareholder and our former Chief Executive Officer, sold 200 shares of our Series A Preferred Stock to Sean Wagner, the sole shareholder of AFI and the recipient of 7,400,000 shares of common stock in connection with the acquisition of AFI. The consideration for the preferred stock consisted of a secured promissory note issued by Mr. Wagner to JDT, and required Mr. Wagner to grant JDT a security interest in the preferred stock as well as the voting rights attached thereto until the note is paid in full. Although the preferred stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of preferred stock carries 20,000,000 votes per share and is entitled to be voted with our common stockholders on all matters upon which common stockholders may vote. As a result of the purchase and sale of the preferred stock, Mr. Wagner holds a controlling beneficial interest in our Company and, once the note to JDT is paid in full, may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders.

Also on December 14, 2011, we converted approximately $1.15 million in loans, notes, and accrued liabilities owed to John D. Thomas, our former Chief Executive Officer and the controlling shareholder of the Company, into 500,000 shares of restricted common stock.

On April 6, 2010, we issued 200 shares of Series A Preferred Stock to John D. Thomas, P.C., a corporation controlled by John D. Thomas, our former Chief Executive Officer and a former member of the board of directors. Each share of preferred stock carries twenty million (20,000,000) and is able to vote together with holders of our common shares on any matter upon which our common stockholders may vote. As a result of the issuance of the preferred stock, Mr. Thomas is able to unilaterally control the election of our board of directors and approve any other item which would require approval of holders of a majority of our voting shares.

On May 25, 2010, we issued 500,000 shares of our common stock to an entity owned and controlled by our former Chief Executive Officer.

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EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended December 31, 2013 of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Except as noted in footnote (2) below, we did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended December 31, 2013, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards(1)	All Other Compensation	Total
John D. Thomas	2013	$—	$—	$—	$—
Chief Executive Officer	2012	$—	$—	$—	$—
Robert Catala	2013	$87,512	$40,080	$—	$127,592
Former Chief Executive Officer	2012	$—	$—	$—	$—
Juan Carlos Ley	2013	$31,950	$41,250	$—	$73,200
Former Chief Executive Officer	2012	$16,250	$—	$—	$16,250
Russell Adler(2)	2013	$—	$—	$—	$—
Former Chief Executive Officer	2012	$43,600	$—	$—	$43,600

(1)	Based on the closing price per share on the date of award.
(2)	In 2012, Mr. Adler received a grant of options to acquire 2,250,000 shares pursuant to our 2012 Equity Incentive Plan. These options were subsequently canceled in connection with the termination of Mr. Adler’s employment with the Company.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Equity Incentive Plan

On September 7, 2012, our board of directors adopted our 2012 Equity Incentive Plan (hereafter, the “Plan”). The Plan allows for the grant and issuance of common stock purchase options and grants of restricted common stock to employees, non-employee directors, consultants, and advisors of the Company. We have reserved 6,000,000 shares of common stock for issuance under the Plan. As of March 1, 2013, we have outstanding options to 4 persons under the Plan to acquire 370,000 shares of our common stock at a weighted-average exercise price of $1.34 per share. 125,000 of the options are vested, with the remainder vesting ratably over a 3-year period commencing from the later of: (i) January 1, 2013, or (ii) the date of grant. The options expire after 5 years if unexercised or if terminated earlier pursuant to the rules of the Plan. There are no other grants or awards currently outstanding under the Plan. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Plan which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 13, 2012.

Outstanding Equity Awards at Fiscal Year-End

Our Named Executive Officers did not have any unexercised options or stock awards that have not vested outstanding at the end of our last fiscal year. Other than as noted above, we did not grant any equity awards to our Named Executive Officers or directors during the three years ended December 31, 2013.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of April16, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 510 Shotgun Road, Suite 110, Sunrise, Florida 33325. As of April 16, 2014, we had 60,598,135 shares of common stock issued and outstanding and 200 shares of preferred stock issued and outstanding. While each of our shares of common stock holds one vote, each share of our preferred stock holds twenty million (20,000,000) votes. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Options Exercisable Within 60 Days	Other Beneficial Ownership	Total(1)	Percent of Class Outstanding(2)
John D. Thomas(3)	1,460,000	—	—	1,460,000	2.41%
Robert Catala(4)	272,000	—	—	272,000	*
Thomas McConnell, Jr. (5)	250,000	75,000	—	325,000	*
Sean Wagner(6)	12,392,668	—	—	12,392,668	20.45%
Hanover Holdings I, LLC (7)	—	—	61,638,569	61,638,569	50.43%
All current directors and executive officers as a group (2 persons)	1,710,000	75,000	—	1,785,000	2.94%

____________________

* Indicates less than one percent.

(1)	The calculation of total beneficial ownership for each person in the table above is based upon the number of shares of common stock beneficially owned by such person, together with any options, warrants, rights, or conversion privileges held by such person that are currently exercisable or exercisable within 60 days of the date of this prospectus.
(2)	Based on 60,598,135 shares of our common stock, par value $0.0001 per share, outstanding as of April 16, 2014. Excludes voting rights applicable to shares of our preferred stock. See footnotes (3) and (4) for a discussion of the percentage of outstanding voting rights beneficially held when taking into account our shares of preferred stock.
(3)	Chief Executive Officer and Secretary of the Company. Excludes 200 shares of preferred stock that are held by John D. Thomas, P.C., a professional corporation owned and controlled by Mr. Thomas. If the votes of the preferred stock and these shares of common stock are taken into account, Mr. Thomas would beneficially hold 98.54% of the voting securities of the Company.
(4)	Former Chief Executive Officer and Secretary of the Company.
(5)	The sole member of the Board of Directors of the Company.
(6)	In addition to the shares of common stock shown above, Mr. Wagner also holds 200 shares of our preferred stock which collectively hold 4,000,000,000 votes. Mr. Wagner has granted a proxy to John D. Thomas, P.C. (“JDT”) covering the voting rights of these preferred shares, as well as 12,392,668 shares of common stock held by Mr. Wagner. If the votes of the preferred stock are taken into account, Mr. Wagner would beneficially hold 98.81% of the voting securities of the Company.
(7)	A Delaware limited liability company owned and controlled by Joshua Sason. For purposes of determining the number and percentage of shares beneficially held by Hanover Holdings I, LLC in the table above, we have assumed, in addition to the 60,598,135 shares outstanding, the conversion of two convertible notes in the face amount of $145,000, into common stock, as well as the issuance of the 42,505,433 shares being registered herein, and as further described on pages 27 and 28 of this prospectus.

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DESCRIPTION OF CAPITAL STOCK

The selling stockholder is offering up to 42,505,433 shares of our common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Delaware General Corporation Law, or the “DGCL,” and on our Certificate of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the DGCL and our Certificate of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

Fuelstream was organized as a corporation under the laws of the State of Delaware on July 12, 1996. Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.0001 per share and 200 shares of preferred stock, par value $0.0001 per share. As of April 16, 2014, there were approximately 303 record holders of our common stock. We have also granted common stock purchase options under our 2012 Equity Incentive Plan as described under “Equity Incentive Plan” below. Other than 370,000 common stock purchase options awarded under our 2012 Equity Incentive Plan, there are no outstanding other options or warrants to purchase our stock.

Our charter provides that our board of directors may not amend our Certificate of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

At April 16, 2014, we had 60,598,135 shares of common stock issued and outstanding and 200 shares of preferred stock issued and outstanding. The number of shares outstanding does not include shares of common stock that we are required to issue in the event of a conversion of the Note.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $.0001 per share	750,000,000	—	60,598,135
Preferred stock, par value $.0001 per share (2)	200	—	—
	750,000,200	0	60,598,135

____________________

(1)	Calculated as of April 16, 2014.

(2)	Shares of our preferred stock are not convertible into common stock. See “Preferred Stock” below.

Common Stock

Our charter authorizes us to issue up to 750,000,000 shares of common stock. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges. If and when we issue shares of common stock to the selling stockholders as a result of conversion of the Note, such shares will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

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Preferred Stock

Our charter authorizes us to issue up to 200 shares of preferred stock. All 200 of these preferred shares are issued and outstanding as of April 16, 2014. Although the preferred stock carries no dividend, distribution, liquidation or conversion rights, each share of preferred stock carries twenty million (20,000,000) votes and holders of our preferred stock are able to vote together with our common stockholders on all matters. Consequently, the holder of our preferred stock is able to unilaterally control the election of our board of directors and, ultimately, the direction of our Company.

Equity Incentive Plan

On September 7, 2012, our board of directors adopted our 2012 Equity Incentive Plan (hereafter, the “Plan”). The Plan allows for the grant and issuance of common stock purchase options and grants of restricted common stock to employees, non-employee directors, consultants, and advisors of the Company. We have reserved 6,000,000 shares of common stock for issuance under the Plan. As of March 1, 2013, we have outstanding options to 4 persons under the Plan to acquire 370,000 shares of our common stock at a weighted-average exercise price of $1.34 per share. 125,000 of the options are vested, with the remainder vesting ratably over a 3-year period commencing from the later of: (i) January 1, 2013, or (ii) the date of grant. The options expire after 5 years if unexercised or if terminated earlier pursuant to the rules of the Plan. There are no other grants or awards currently outstanding under the Plan. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Plan which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 13, 2012.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the General Corporation Law of Delaware (hereafter, the “DGCL”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the DGCL and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

Business Combinations

Section 203 of the DGCL, is applicable to corporations organized under the laws of the State of Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (1) or (2) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our charter and by-laws do not exclude us from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 19, 2013, we dismissed our previous independent accountant, Morrill & Associates, LLC (“Morrill”), due to rules of the Public Company Accounting Oversight Board requiring the rotation of the audit partner principally responsible for the audit of our financial statements after a 5-year period. Because Morrill is a single-partner audit firm, we were required to seek new independent auditors for the Company. Our Board of Directors approved the decision to change the Company’s independent accountants.

During the year ended December 31, 2011 through to March 19, 2013, the date of Morrill’s dismissal, there were no disagreements with Morrill on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Morrill would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Also on March 19, 2013, we engaged RBSM LLP (“RBSM”), independent registered accountants, as our independent accountant following the dismissal of Morrill. Prior to the engagement of RBSM, the Company has not consulted with RBSM regarding either:

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a)	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that RBSM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

b)	any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On March 31, 2011, we dismissed Chisolm, Bierwolf, Nilson & Morrill, LLP (hereafter “CBNM”) as our independent accountants, due to the fact that CBNM informed us of the pending revocation of CBNM’s registration with the Public Company Accounting Oversight Board. Our board of directors approved the decision to change our independent accountants.

The report of CBNM regarding our financial statements for the fiscal years ended December 31, 2010 and 2009, as well as our financial statements contained in our annual reports on Form 10-K for the fiscal years ended December 31, 2010 and 2009, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to uncertainty as to our ability to continue as a going concern.

During the two years ended December 31, 2010 and during the period from December 31, 2010 through to March 31, 2011, the date of dismissal, there were no disagreements with CBNM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CBNM would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the past three years, there have not been any disagreements with our current or previous independent registered accountants concerning accounting and financial disclosure or any other matter.

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by Kenneth I. Denos, P.C., Draper, UT (“KIDPC”). KIDPC is a holder of 2,020,205 shares of our common stock.

EXPERTS

The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2013, and December 31, 2012 have been included herein and in the registration statement in reliance upon report of RBSM LLP, the independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

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We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

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PART C---OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

The following financial statements of Fuelstream, Inc. are included in Part A “Information Required in a Prospectus” of the Registration Statement:

FUELSTREAM, INC.

All other information required in the financial statement schedules has been incorporated in the financial statements or notes thereto or has been omitted since the information is not applicable or not present in amounts sufficient to require submission of the schedule.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fuelstream, Inc.

We have audited the accompanying consolidated balance sheets of Fuelstream, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fuelstream, Inc. as of December 31, 2013 and 2012, and the consolidated results of their operation and cash flow for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained substantial net losses and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP

New York, NY

March 31, 2014

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FUELSTREAM, INC.
Consolidated Balance Sheets

ASSETS
	December 31,	December 31,
	2013	2012

CURRENT ASSETS

Cash and cash equivalents	$—	$43,159
Accounts receivable, net of allowance	28,000	180,000

Total Current Assets	28,000	223,159

TOTAL ASSETS	$28,000	$223,159

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$826,832	$805,718
Due to related parties	56,973	104,254
Accrued expenses	788,771	1,196,045
Convertible debenture/notes payable - short term (net of
discount of $286,751 and $-0-, respectively)	226,250	—
Convertible notes payable - related parties	211,254	—
Notes payable	1,093,382	1,678,300
Notes payable - related parties	2,115,870	1,493,500
Derivative liability	558,548	—

Total Current Liabilities	5,877,880	5,277,817

LONG TERM LIABILITIES

Convertible debenture/notes payable (net of discount of
$50,082 and $262,006, respectively)	4,918	107,994
Derivative liability	—	265,589

Total Long Term Liabilities	4,918	373,583

TOTAL LIABILITIES	5,882,798	5,651,400

STOCKHOLDERS' DEFICIT

Preferred stock, $0.0001 par value; 200 shares
authorized, 200 and 200 shares issued and outstanding	—	—
Common stock, $0.0001 par value; 150,000,000
and 50,000,000 shares authorized, 37,709,552 and
15,216,848 shares issued and outstanding, respectively	3,771	1,522
Additional paid-in capital	50,126,878	46,413,042
Accumulated deficit	(55,985,447)	(51,842,805)

Total Stockholders' Deficit	(5,854,798)	(5,428,241)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$28,000	$223,159

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-3

FUELSTREAM, INC.
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2013	2012

NET SALES	$30,000	$1,054,826

COST OF SALES	26,895	907,083

GROSS MARGIN	3,105	147,743

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES

Impairment of goodwill	—	6,000,410
Selling, general and administrative	2,795,600	13,036,694

Total Selling, General and
Administrative Expenses	2,795,600	19,037,104

LOSS FROM OPERATIONS	(2,792,495)	(18,889,361)

OTHER INCOME (EXPENSES)

Gain on forgiveness of debt	43,920	—
Gain (Loss) on change in fair value of derivative liability	233,667	(83,464)
Non-cash finance charge	(464,442)	(199,625)
Interest expense (including amortization of debt discount
of $657,161, and $107,994, respectively)	(1,163,292)	(565,091)

Total Other (Expenses)	(1,350,147)	(848,180)

LOSS BEFORE INCOME TAXES	(4,142,642)	(19,737,541)

INCOME TAX EXPENSE	—	—

NET LOSS	$(4,142,642)	$(19,737,541)

BASIC AND DILUTED:
Net loss per common share	$(0.19)	$(1.76)

Weighted average shares outstanding	21,605,080	11,207,869

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-4

FUELSTREAM, INC.
Consolidated Statements of Stockholders' Deficit
For the Period January 1, 2012 through December 31, 2013

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2012	200	$—	3,167,747	$317	$30,649,006	$(32,105,264)	$(1,455,941)

Common stock issued for acquisition
of Aviation Fuel International, Inc.	—	—	7,400,000	740	3,773,260	—	3,774,000

Common stock issued for acquiring interest
in business in September 2012	—	—	2,063,550	206	5,158,669	—	5,158,875

Common stock issued for services and along
with note payable, September 2012	—	—	340,000	34	849,966	—	850,000

Common stock issued for services,
October 2012	—	—	2,220,551	222	5,533,156	—	5,533,378

Common stock issued for services,
November 2012	—	—	25,000	3	74,997	—	75,000

Beneficial conversion feature relating to
convertible debt	—	—	—	—	250,000	—	250,000

Fair value of vested options	—	—	—	—	123,988	—	123,988

Net loss for the year ended
December 31, 2012	—	—	—	—	—	(19,737,541)	(19,737,541)

Balance, December 31, 2012	200	$—	15,216,848	$1,522	$46,413,042	$(51,842,805)	$(5,428,241)

Common stock issued for services,
January 2013	—	—	49,951	5	82,414	—	82,419

Fair value of vested options	—	—	—	—	249,643	—	249,643

Common stock issued for services,
May 2013	—	—	254,000	25	304,775	—	304,800

Common stock issued for conversion of debt	—	—	11,889,566	1,189	1,473,224	—	1,474,413

Common stock issued for services,
August 2013	—	—	606,438	61	52,269	—	52,330

Common stock issued for services,
October 2013	—	—	2,600,000	260	743,240	—	743,500

Common stock issued for services,
November 2013	—	—	5,075,713	508	354,792	—	355,300

Beneficial conversion feature relating to
convertible debt	—	—	—	—	311,488	—	311,488

Common stock sold for cash	—	—	2,017,036	202	141,991	—	142,193

Net loss for the year ended
December 31, 2013	—	—	—	—	—	(4,142,642)	(4,142,642)

Balance, December 31, 2013	200	$—	37,709,552	$3,771	$50,126,878	$(55,985,447)	$(5,854,798)

The accompanying notes are an integral part of these consolidated financial statements

Table of Contents	F-5

FUELSTREAM, INC.
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(4,142,642)	$(19,737,541)
Adjustments to reconcile net loss to net
cash used in operating activities:
Notes payable related party issued for services	80,000
Gain on forgiveness of debt	(43,920)	—
Common stock issued for services and finance expenses	1,538,351	11,617,252
Stock based compensation	249,643	123,989
Operating expenses incurred by noteholders on behalf of the Company	83,482	272,000
Non-cash interest expenses	464,441	62,125
Change in fair value of derivative liability	(233,669)	83,464
Amortization of debt discounts	657,160	107,995
Impairment of goodwill	—	6,000,410
Bad debt expense	—	670,000
Changes in operating assets and liabilities:
Accounts receivable	152,000	—
Accounts payable and accrued expenses	613,229	579,902
Due to related parties	73,973	75,000

Net Cash Used in Operating Activities	(507,952)	(145,405)

CASH FLOWS FROM INVESTING ACTIVITIES:	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock	142,193
Net proceeds from notes payable	400,600	188,000
Payments on notes payable	(78,000)	—

Net Cash Provided by Financing Activities	464,793	188,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(43,159)	$42,595

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,159	564

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$43,159

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

Interest	$7,795	$5,036
Income taxes	$—	$—

Non-cash investing and financing activity:

Initial derivative liability on convertible note payable	$860,708	$182,125
Beneficial conversion feature on convertible note credited to additional paid in capital	$311,488	$250,000
Common stock issued for settlement of notes payable	$1,376,880	$—
Common stock issued for accrued expenses and accrued interest	$73,297	$—
Reclassification from accrued interest to note payable - related party	$837,370	$—
Accrued expenses paid by convertible noteholder	$31,500	$—
Reclassification of note and accrued interest from related party to non-related party	$228,300	$—
Reclassification from due to related party to convertible note payable - related party	$121,254	$—
Acquisition of AFI
Accounts receivable acquired	$—	$850,000
Goodwill	$—	$6,000,410
Accounts payable assumed	$—	$(536,610)
Notes payable assumed	$—	$(1,356,300)
Total purchase price	$—	$4,957,500
Common stock issued	$—	$3,774,000
Note payable issued - related party	$—	$1,000,000
Loan receivable adjusted	$—	$183,500

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-6

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 1 - ORGANIZATION AND NATURE OF OPERATION

Fuelstream, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on July 12, 1996 under the name of “Durwood, Inc.” From April 6, 1999 to April 9, 2010, the Company operated as a sports marketing firm under the name of “Sportsnuts.” Inc. On April 9, 2010, the Company changed its name to Fuelstream, Inc. and changed its business model to become a fuel transportation and logistics company.

On April 11, 2011, the Company entered into a joint venture agreement (“Joint Venture”) with Aviation Fuel International, Inc., a Florida corporation (“AFI”) and a purchaser and reseller of aviation fuel for commercial and private aircraft. The Joint Venture required the Company to contribute up to $200,000 in respect of supplying aviation fuel to various commercial aircraft via tanker trucks which were intended to be acquired by the Joint Venture. The Company ultimately contributed $183,500 in connection with the Joint Venture. On January 18, 2012, the Joint Venture was terminated upon completion of the acquisition of AFI, which is now a wholly-owned subsidiary of the Company (refer to note 3)

On May 10, 2012, the Company along with two partners formed AFI South Africa LLC (“AFI SA”), immediately the Company purchased shares of the other partners to become 100% owner of AFI SA (refer to note 3). AFI SA was effective as Limited Liability Company under the Act by the filing organization with the office of the Secretary of State of Florida on May 11, 2012. The Company has been organized for the purpose of partnering with Global Aviation for brokering the sale of Fuel for aircraft in South Africa.

NOTE 2 - GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The accumulated deficit as of December 31, 2013 was $55,985,447 and the total stockholders’ deficit at December 31, 2013 was $5,854,798 and had working capital deficit, continued losses, and negative cash flows from operations. These factors combined, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address and alleviate these concerns are as follows:

The Company’s management continues to develop a strategy of exploring all options available to it so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. The Company is attempting to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues by facilitating the sale of aircraft fuel. No assurance can be given that funds will be available, or, if available, that it will be on terms deemed satisfactory to management. The ability of the Company to continue as a going concern is dependent upon its ability to successfully increase market share, margins on fuel resales, and greater industry visibility.

NOTE 3 - ACQUISITION

On January 18, 2012 the Company completed the acquisition of 100% of the equity of Aviation Fuel International, Inc., a Florida corporation (“AFI”). AFI is a purchaser and reseller of aviation fuel for commercial and private aircraft. The consideration for the acquisition of AFI consisted of

Table of Contents	F-7

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

7,400,000 shares of restricted common stock, loan receivable adjusted for $183,500 and a note payable in the amount of $1,000,000. As part of the acquisition, the Company recorded goodwill in the amount of $6,000,410.

		Amount
Accounts receivable acquired		$ 850,000
Goodwill acquired		6,000,410
Less liabilities assumed
Note payable acquired	1,356,300
Accounts payable acquired	536,610
Net liabilities assumed		(1,892,910)
Total Purchase price		$ 4,957,500

The total purchase price was $4,957,500 which was paid by issuance of 7,400,000 shares of common stock, payment adjusted through loan receivable of $183,500 and issuance of note payable of $1,000,000.

Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible assets acquired. As of December 31, 2012, the Company impaired the total goodwill. Management performed impairment analysis in fourth quarter of 2012 and decided to write off goodwill. Following is a pro-forma unaudited consolidated statement of operations for the year ended December 31, 2012 as though the acquisition of AFI had occurred at the beginning of the period.

For the Year Ended
December 31,
2012

NET SALES	$1,054,826

COST OF SALES	907,083

GROSS MARGIN	147,743

Total Selling, General and
Administrative Expenses	19,037,104

LOSS FROM OPERATIONS	(18,889,361)

Total Other Income (Expenses)	(848,180)

LOSS BEFORE INCOME TAXES	(19,737,541)

INCOME TAX EXPENSE	—

NET LOSS	$(19,737,541)

BASIC AND DILUTED:
Net loss per common share	$(1.76)

Weighted average shares outstanding	11,207,869

Table of Contents	F-8

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

On May 10, 2012, the Company along with two partners formed AFI South Africa LLC (“AFI SA”), during the year itself the Company purchased shares of the other partners to become 100% owner of AFI SA. AFI SA was effective as Limited Liability Company under the Act by the filing organization with the office of the Secretary of State of Florida on May 11, 2012. The Company has been organized for the purpose of partnering with Global Aviation for brokering the sale of Fuel for aircraft in South Africa.

On September 2012, the Company issued 2,063,550 shares of Common stock to the partner to purchase there 20% interest in AFI SA. The Company charged to operation the fair value of the shares issued of $5,158,875.

NOTE 4 - SIGNIFICANT ACCOUNTING POLICIES

a.	Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated.

b.	Concentrations of Credit Risk

For the year ended December 31, 2013 and 2012, one customer accounted for 100% and 98% of total revenue, respectively, representing a material amount of customer concentration. For the year ended December 31, 2013 and 2012, one disputed customers accounted for 100% of total accounts receivable, representing a material amount of credit risk.

c.	Cash and Cash Equivalents

Cash Equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

d.	Accounts Receivable

Accounts receivable are recorded net of the allowance for doubtful accounts of $670,000 as of December 31, 2013 and 2012, respectively. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer’s financial condition, general economic trends and management judgment.

e.	Revenue Recognition

Revenue from the sale of fuel is recognized when the sales price is fixed or determinable, collectability is reasonably assured and title passes to the customer, which is when the delivery of fuel is made to our customer directly from us, the supplier or a third-party subcontractor. Our fuel sales are generated principally as a fuel reseller, although at some point we intend to have inventories from which we may make deliveries. When acting as a fuel reseller, we generally purchase fuel from the supplier, mark it up and contemporaneously resell the fuel to the customer, normally taking delivery for purchased fuel at the same place and time as the delivery is made to the customer. We record the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the

Table of Contents	F-9

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

primary obligor in the sales arrangement. Returns or discounts, if any, are netted against gross revenues. For the years ended December 31, 2013 and 2012, sales are recorded net of the allowance for returns and discounts of $-0-.

f.	Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g.	Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense is included in cost of sales in the consolidated statements of operations as it relates directly to the revenues associated with events managed by the Company. Advertising expense for the years ended December 31, 2013 and 2012 was $-0-.

h.	Basic and Fully Diluted Net Loss Per Share

	For the Years Ended December 31,
	2013	2012
Basic and fully diluted net loss per share:

Loss (numerator)	$(4,142,642)	$(19,737,541)
Shares (denominator)	21,605,080	11,207,869
Per share amount	$(0.19)	$(1.76)

The basic income (loss) per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements. Diluted EPS assumes the exercise of stock option and the conversion of convertible debt, provided the effect is not antidilutive. The effect of computing diluted loss per share is anti-dilutive and, as such, basic and diluted loss per share is the same for the years ended December 31, 2013 and 2012.

i.	Income Taxes

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10.  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the

Table of Contents	F-10

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2013 the Company had net operating loss carryforwards of approximately $14,639,000 that may be offset against future taxable income through 2033. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.

Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

Net deferred tax assets consist of the following components as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets:
NOL Carryover	$6,250,000	$5,245,000
Valuation allowance	(6,250,000)	(5,245,000)

Net deferred tax asset	$—	$—

The actual provision for income taxes differs from the amount computed by applying the federal statutory rate to losses before income taxes at December 31, 2013 and 2012, as follows:

	2013	2012
Federal income taxes at statutory rate	(34)%	(34)%
State income tax, net of federal benefit	(8.7)	(8.7)
Permanent differences	0	0
Valuation allowance	42.7%	42.7%

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2013and 2012 due to the following:

	2013	2012
Current Federal Tax	$—	$—
Current State Tax	—	—
Change in NOL Benefit	1,005,000	566,000
Valuation allowance	(1,005,000)	(566,000)
	$—	$—

At December 31, 2013, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

Table of Contents	F-11

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of December 31, 2013 and 2012, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2013, 2012 and 2011.

j.	Reclassifications

Certain amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications have no material affect on the consolidated financial statements.

k.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2013	2012

Accrued compensation	$28,672	$—
Misc. loans payable	5,000	—
Accrued interest – related party	255,177	892,819
Accrued interest- on note payable	370,894	228,278
Accrued interest- on accounts payable	129,028	74,948
Total accrued expenses	$788,771	$1,196,045

l.	Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued during the past two years and have adopted any that are applicable to our company. We have determined that none had a material impact on our consolidated financial position, results of operations, or cash flows for the years ended December 31, 2013 and 2012.

m.	Financial Instruments

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements.”  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

- Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

- Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

Table of Contents	F-12

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

n.	Share Based Payments

The Company accounts for its stock based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

NOTE 5 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2013 and 2012 are as follow:

2013
Accounts receivable(on acquisition)	$698,000
698,000
Less: allowance on accounts receivable	(670,000)
Accounts receivable, net	$28,000

2012
Accounts receivable (on acquisition)	$850,000
850,000
Less:allowance on accounts receivable	(670,000)
Accounts receivable, net	$180,000

The Company was involved in disputes with the above accounts receivable and has filed a lawsuit (refer to note 15)

NOTE 6 - ACCOUNTS PAYABLE

The accounts payable of $826,832, as of December 31, 2013, includes two parties who are seeking motion for entry for final garnishment judgment, The Company has assumed these two accounts payable with the acquisition of AFI (refer to note 3). Per court order interest is calculated at rate of 6% per annum on $325,138 on one of the accounts payable and 18% on $211,471 of the second accounts payable. Accrued interest of $129,028 has been accounted and accrued in accrued expenses.

Table of Contents	F-13

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 7 - NOTES PAYABLE

Notes payable consisted of the following:
	December 31, 2013	December 31, 2012
Notes payable, issued on May 6, 2011, unsecured, interest at 10%per annum, due on demand.	$59,500	$59,500
Notes payable, issued on August 25, 2010, unsecured, interest at 10%per annum due on demand.	172,500	172,500
Notes payable issued on May 25, 2012, secured, interest at 6%per annum, due on November 14, 2012, is in default(1)	—	50,000
Notes payable issued on January 28, 2012 to individual, unsecured, interest included, due on demand.(2)	—	610,000
Notes payable issued on October 18, 2010 to individual, unsecured, interest at 15% per annum, due on demand.(3)	786,300	786,300
Notes payable issued on October 5, 2013 to individual, unsecured, interest at 8% per annum, due on demand.	28,500	—
Notes payable issued on October 17, 2013 to a company, unsecured, interest at 16% per annum, due on demand.	5,000	—
Notes payable issued on March 5, 2013 to individual, unsecured, interest at 8% per annum, due on demand.	7,500	—
Notes payable issued on July 1, 2013 to a company, unsecured, interest at 8% per annum, due on demand.	28,082	—
Notes payable issued on October 4, 2013 to a company, unsecured, interest at 8% per annum, due on demand.	6,000	—

Total notes payable	1,093,382	1,678,300
Less: current portion	(1,093,382)	(1,678,300)
Long-term notes payable	$—	$—
Maturities of notes payable are as follows:
Year Ending December 31,		Amount
2014		$1,093,382
Total		$1,093,382

Accrued interest on notes payable for the years ended December 31, 2013 and 2012 was $363,507 and $219,978, respectively.

1)	This note payable was guaranteed by one of the shareholder. In the year 2012, the Company also issued 25,000 shares of Common stock as a consideration for the note which was fair valued at market rate for $62,500 and charged to expenses. The $50,000 note and the accrued interest of $3,296 were converted to stock by issuance of 580,000 shares of common stock of the Company during the year ended December 31, 2013

Table of Contents	F-14

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

2)	This note payable was assumed on the acquisition of AFI. The original owner of AFI has pledge 1.2 million shares of the Company in escrow account.. The note was converted to stock by issuance of 2,100,000 shares of common stock of the Company during the year ended December 31, 2013

3)	This Note payable was assumed on the acquisition of AFI. The Company is negotiating a settlement agreement for $786,300, inclusive of all interest on the date of settlement.

NOTE 8 - CONVERTIBLE DEBENTURE/NOTES PAYABLE

	2013	2012
Notes payable issued on March 21, 2012, unsecured, interest included, due on March 21, 2014,convertible into common stock at $1.00 per share (less unamortized debt discount of $12,616 and $151,869 , respectively)	$92,384	$98,131

Convertible debenture issued on October 2, 2012, unsecured, interest included, due on October 2, 2015, convertible into common stock at 60% of the lowest closing bid price for the twenty trading days immediately preceding the date of conversion, (less unamortized debt discount of $0 and $110,137, respectively)	—	9,863

Convertible note issued on March 2013, unsecured, interest at 8%, due on October 05, 2013, in default.	10,000	—

Convertible note issued on July 2013, August 2013 and October 2013, unsecured, interest at 8%, due on April 22, 2014, May 27, 2014 and July 25, 2014. Unamortized debt discount of $92,011 and $0, respectively	81,989	—

Convertible note issued on October 2013 and December 2013, unsecured, zero interest if paid on or before 90 days otherwise one time interest charge of 12%, due on October 2, 2015 and December 2, 2015. Unamortized debt discount of $50,082 and $0, respectively	4,918	—

Convertible note issued on October 2013, unsecured, interest at 6%, due on October 13, 2014. Unamortized debt discount of $23,507 and $0, respectively	6,493	—

Convertible note issued on December 2013, unsecured, interest at 8%, due on December 12, 2014. Unamortized debt discount of $58,299 and $0, respectively	3,201	—

Convertible note issued on December 2013, unsecured, interest at 6%, due on December 12, 2014. Unamortized debt discount of $100,317 and $0, respectively	32,183	—
Total notes payable	231,168	107,994
Less: current portion	(4,918)	—
Long-term convertible debenture/notes payable	$226,250	$107,994

Table of Contents	F-15

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Convertible note issued March 21, 2012

On March 21, 2012, the Company issued a $250,000 Convertible Promissory Note which is convertible into 250,000 shares of the Company’s common stock at the holder’s option, at $1.00 per share.

In accordance with ASC 470-20, the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $250,000 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense using the effective interest method over the term of the note.

During the years ended December 31, 2013 and 2012, the Company amortized $139,252 and $98,131 current period operations as interest expense, respectively, inclusive of debt discount amortization. In the year 2012 the holder of the promissory note made payments of $200,000 directly to vendors of the Company for purchase of fuel and paid $50,000 directly to the Company. As part of the joint venture agreement the Company has agreed to pay 50% of all the profits generated by all the fuel transactions in South Africa. As of December 31, 2012 the Company has accounted and paid $48,153 to the joint venture partner

On December 12, 2013, the Note holder assigned $145,000 of its note to another note holder (as mentioned below).

Convertible debenture issued October 2, 2012

On October 2, 2012, the Company issued a $120,000 Convertible Promissory Note which bears interest at a rate of 6% and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of60% of the lowest closing bid price for the twenty trading days immediately preceding the date of conversion. The Company also issued 30,000 of shares along with Note which valued at market rate for $75,000 and was charged to expenses. The Company received net $88,000 from the debenture holder and balance $32,000 were paid towards the legal expenses and due diligence fees.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into on October 2, 2012.These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception ofthe Convertible Promissory Note, the Company determined a fair value of $182,125 of the embedded derivative. The fair value of the embedded derivative was determined using the Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	313.6%
Risk free rate:	0.31%

In the year 2012 the initial fair value of the embedded debt derivative of $182,125 was allocated as a debt discount up to the proceeds of the note ($120,000) with the remainder($62,125) charged to current period operations as interest expense.

Table of Contents	F-16

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

On February 1, 2013, the Company issued a $100,000 Convertible Promissory Note which bears interest at a rate of 6% and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest closing bid price for the twenty trading days immediately preceding the date of conversion. The Company received net $90,000 from the debenture holder and balance $10,000 were paid towards the legal expenses.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into on February 1, 2013. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Note, the Company determined a fair value of $206,062 of the embedded derivative. The fair value of the embedded derivative was determined using the Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	313.6%
Risk free rate:	0.31%

The initial fair value of the embedded debt derivative of $206,062 was allocated as a debt discount up to the proceeds of the note ($100,000) with the remainder ($106,062) charged to current period operations as interest expense for the year ended December 31, 2013.

During the year ended December 31, 2013, the Company issued common stock for converting $142,000 of a convertible note payable by issuance of 4,081,788 shares of common stock of the Company and the balance of the convertible note of $78,000 along with accrued interest of $7,795 was paid in cash. Derivative liability as of date of conversion of $334,082 was transferred to additional paid in capital included in the value of shares issued. Excess value of shares over the converted value of note for $24,235 was charged to non-cash interest expenses.

At December 31, 2013 and 2012, the Company adjusted the recorded fair value of the derivative liability to market on both notes resulting in non-cash, non-operating gains of $137,570 and $0, respectively.

During the years ended December 31, 2013 and 2012, the Company amortized $210,137 and $9,863 to current period operations as interest expense, respectively.

Convertible debenture July 2013, August 2013 and October 2013

On July 19, 2013, the Company issued a $78,500 Convertible Promissory Note which bears interest at a rate of 8%, due on April 22, 2014 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest three day trading price for ten trading days immediately preceding the date of conversion. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”) and also has prepayment penalty clause.

On August 26, 2013, the Company issued a $53,000 Convertible Promissory Note which bears interest at a rate of 8%, due on May 27, 2014 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest three day trading price for ten

Table of Contents	F-17

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

trading days immediately preceding the date of conversion. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”) and also has prepayment penalty clause.

On October 23, 2013, the Company issued a $42,500 Convertible Promissory Note which bears interest at a rate of 8%, due on July 25, 2014 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest three day trading price for ten trading days immediately preceding the date of conversion. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”) and the note also has prepayment penalty clause.

The Company received a net of $135,000 from the debenture holder, $6,500 was paid towards the accrued legal expenses and due diligence fees, $7,500 toward legal and professional fees and$25,000 was paid toward accrued professional fees.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into in July 2013, August 2013 and October 2013. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Note, the Company determined a fair value of $395,144 of the embedded derivative. The fair value of the embedded derivative was determined using the

Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	243%-312%
Risk free rate:	0.31%

The initial fair value of the embedded debt derivative of $395,144 was allocated as a debt discount up to the proceeds of the note ($174,000) with the remainder ($221,144) charged to current period operations as non-cash interest expense for the year ended December 31, 2013.

The fair value of the described embedded derivative of $227,069 at December 31, 2013 was determined using the Binomial Lattice Model with the following assumptions:

Dividend yield:	-0-%
Volatility	292.88%
Risk free rate:	0.08% -0.11%

At December 31, 2013, the Company adjusted the recorded fair value of the derivative liability to market on both notes resulting in non-cash, non-operating gain of $118,075 for the year ended December 31, 2013.

During the year ended December 31, 2013 and 2012, the Company amortized $81,989 and $-0-, respectively, of beneficial debt discount to the operations as interest expense.

Table of Contents	F-18

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Convertible debenture March 2013

On March 05, 2013 the Company issued a $10,000 Convertible Promissory Note against expenses incurred, which bears interest at a rate of 8%, payable on October 05, 2013 The Maker of this Note shall have option after the affected date (October 5, 2013), in its sole discretion, to convert all or part of the principal balance and accrued interest on this Note to common stock of the Maker at a 40% discount of the average three lowest trading days in the ten trading days previous to the conversion.

The Company analyzed the convertible debts for derivative accounting consideration under ASC 815 “Derivatives and Hedging” and determined that derivative accounting is not applicable. The Company further analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The Note was in default during the year ended December 31, 2013 and $5,000 was charged to interest expenses as penalty.

Convertible debenture October 2013 and December 2013

On October 2, 2013, the Company issued a $35,000 Convertible Promissory Note which bears zero interest if paid on or before 90 days otherwise one time interest charge of 12%, due on October 2, 2015 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the average of the lowest two day trading price for twenty five trading days immediately preceding the date of conversion.

On December 9, 2013, the Company issued a $20,000 Convertible Promissory Note which bears zero interest if paid on or before 90 days otherwise one time interest charge of 12%, due on December 9, 2015 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the average of the lowest two day trading price for twenty five trading days immediately preceding the date of conversion.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into in October 2013 and December 2013. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Note, the Company determined a fair value of $108,910 of the embedded derivative. The fair value of the embedded derivative was determined using the

Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	272%-277	%
Risk free rate:	0.30%-0.31	%

The initial fair value of the embedded debt derivative of $108,910 was allocated as a debt discount up to the proceeds of the note ($55,000) with the remainder ($53,911) charged to current period operations as non-cash interest expense for the year ended December 31, 2013.

The fair value of the described embedded derivative of $112,688 at December 31, 2013 was determined using the Binomial Lattice Model with the following assumptions:

Table of Contents	F-19

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Dividend yield:	-0-%
Volatility	292.88%
Risk free rate:	0.32%

At December 31, 2013, the Company adjusted the recorded fair value of the derivative liability to market on both notes resulting in non-cash, non-operating loss of $3,778 for the year ended December 31, 2013.

During the year ended December 31, 2013 and 2012, the Company amortized $4,918 and $-0-, respectively, of beneficial debt discount to the operations as interest expense.

Convertible debenture October 2013

On October 13, 2013, the Company issued a $30,000 Convertible Promissory Note which bears interest at a rate of 6%, due on October 13, 2014 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest five prior trading days immediately preceding the date of conversion. Default rate of interest is 24% per annum.

The Company received a net of $26,100 from the convertible note holder, $1,500 was paid towards the legal expenses and $2,400 toward third party fees.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into in October 2013. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Note, the Company determined a fair value of $57,750 of the embedded derivative. The fair value of the embedded derivative was determined using the

Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	277%
Risk free rate:	0.14%

The initial fair value of the embedded debt derivative of $57,750 was allocated as a debt discount up to the proceeds of the note ($30,000) with the remainder ($27,750) charged to current period operations as non-cash interest expense for the year ended December 31, 2013.

The fair value of the described embedded derivative of $53,437 at December 31, 2013 was determined using the Binomial Lattice Model with the following assumptions:

Dividend yield:	-0-%
Volatility	292.88%
Risk free rate:	0.12%

At December 31, 2013, the Company adjusted the recorded fair value of the derivative liability to market on both notes resulting in non-cash, non-operating gain of $4,312 for the year ended December 31, 2013.

Table of Contents	F-20

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

During the year ended December 31, 2013 and 2012, the Company amortized $6,493 and $-0-, respectively, of beneficial debt discount to the operations as interest expense.

Convertible debenture December 2013

On December 12, 2013, the Company issued a $61,500 Convertible Promissory Note which bears interest at a rate of 8%, due on December 12, 2014 and is convertible into the Company’s common stock at the holder’s option, at the conversion rate of 60% of the lowest three trading price of ten prior trading days immediately preceding the date of conversion. Default rate of interest is 22% per annum.

The Company received a net of $58,500 from the convertible note holder and $3,000 was paid towards the legal expenses.

The Company identified embedded derivatives related to the Convertible Promissory Note entered into in December 2013. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Note, the Company determined a fair value of $92,841 of the embedded derivative. The fair value of the embedded derivative was determined using the

Binomial Lattice Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	272%
Risk free rate:	0.14%

The initial fair value of the embedded debt derivative of $92,841 was allocated as a debt discount up to the proceeds of the note ($61,500) with the remainder ($31,341) charged to current period operations as non-cash interest expense for the year ended December 31, 2013.

The fair value of the described embedded derivative of $115,353 at December 31, 2013 was determined using the Binomial Lattice Model with the following assumptions:

Dividend yield:	-0-%
Volatility	292.88%
Risk free rate:	0.13%

At December 31, 2013, the Company adjusted the recorded fair value of the derivative liability to market on both notes resulting in non-cash, non-operating loss of $22,512 for the year ended December 31, 2013.

During the year ended December 31, 2013 and 2012, the Company amortized $3,201 and $-0-, respectively, of beneficial debt discount to the operations as interest expense.

Convertible debenture December 2013

On December 12, 2013 one of above note holder assigned its Note of $145,000 to another holder, which bears interest at a rate of 8%, payable on December 12, 2014 and is convertible into the Company’s common stock at the holder’s option at 40% discount to the lowest trading price in five

Table of Contents	F-21

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

days prior to date of notice of conversion. Additionally in no event the floor price for the exercise can't go below $0.00004. If these notes are converted at this rate, the number of shares issued would be in excess of the authorized limit of share issuance. If the Borrower is unable to issue any shares under this provision due to the fact that there is an insufficient number of authorized and unissued shares available, the Holder promises not to force the Borrower to issue these shares or trigger an Event of Default, provided that Borrower takes immediate steps required to get the appropriate level of approval from shareholders or the board of directors, where applicable to raise the number of authorized shares to satisfy the Notice of Conversion. In the event of default the Company has to pay 150% time the sum of outstanding principal and accrued interest. The note also has prepayment penalty clause.

During the year 2013, the Company issued 527,778 shares of company common stock in exchange of convertible note of $12,500.

The Company analyzed the convertible debts for derivative accounting consideration under ASC 815 “Derivatives and Hedging” and determined that derivative accounting is not applicable. The Company further analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The intrinsic value of the beneficial conversion feature was determined to be $116,483 and was recorded as debt discount. During the year ended December 31, 2013, debt discount of $16,166 was amortized to interest expenses.

Maturities of notes payable are as follows:
Year Ending December 31,	Amount
2014	$513,000
2015	55,000
Total	568,000
Less: Unamortized debt discount	(336,833)
Total	$231,167

Accrued interest on convertible notes payable for the years ended December 31, 2013 and 2012 was $7,387 and $8,300, respectively.

Table of Contents	F-22

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 9 - CONVERTIBLE NOTES PAYABLE - RELATED PARTIES

Convertible Notes payable - related parties consist of the following

	December 31, 2013	December 31, 2012
Convertible note issued on October 2013, unsecured, interest at 8%, due on demand.	$17,000	$—
Convertible note issued on October 2013, unsecured, interest at 8%, due on demand.	194,254	—
Total convertible notes payable - related parties	211,254	—
Less: current portion	(211,254)	—
Long-term convertible notes payable - related parties	$—	$—

Convertible debenture October 2013

On October 1, 2013 the Company issued a $17,000 Convertible Promissory Note against the accounts payable, which bears interest at a rate of 10%, payable on demand and is convertible into the Company’s common stock at the holder’s option at 40% discount to the lowest trading price in five days prior to date of notice of conversion. Additionally in no event the floor price for the exercise can't go below $0.00004. If these notes are converted at this rate, the number of shares issued would be in excess of the authorized limit of share issuance. If the Borrower is unable to issue any shares under this provision due to the fact that there is an insufficient number of authorized and unissued shares available, the Holder promises not to force the Borrower to issue these shares or trigger an Event of Default, provided that Borrower takes immediate steps required to get the appropriate level of approval from shareholders or the board of directors, where applicable to raise the number of authorized shares to satisfy the Notice of Conversion. In the event of default the Company has to pay 150% time the sum of outstanding principal and accrued interest. The note also has prepayment penalty clause.

The Company analyzed the convertible debts for derivative accounting consideration under ASC 815 “Derivatives and Hedging” and determined that derivative accounting is not applicable. The Company further analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The intrinsic value of the beneficial conversion feature was determined to be $15,692 and was recorded as debt discount. During the year ended December 31, 2013, debt discount of $15,692 was amortized.

Convertible debenture October 1, 2013

On October 2013 the Company issued a $194,254 Convertible Promissory Note against the account payable, which bears interest at a rate of 10%, payable on demand and is convertible into the Company’s common stock at the holder’s option at 40% discount to the lowest trading price in five days prior to date of notice of conversion. Additionally in no event the floor price for the exercise can't go below $0.00004. If these notes are converted at this rate, the number of shares issued would be in excess of the authorized limit of share issuance. If the Borrower is unable to issue any shares under this provision due to the fact that there is an insufficient number of authorized and

Table of Contents	F-23

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

unissued shares available, the Holder promises not to force the Borrower to issue these shares or trigger an Event of Default, provided that Borrower takes immediate steps required to get the appropriate level of approval from shareholders or the board of directors, where applicable to raise the number of authorized shares to satisfy the Notice of Conversion. In the event of default the Company has to pay 150% time the sum of outstanding principal and accrued interest. The note also has prepayment penalty clause.

The Company analyzed the convertible debts for derivative accounting consideration under ASC 815 “Derivatives and Hedging” and determined that derivative accounting is not applicable. The Company further analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The intrinsic value of the beneficial conversion feature was determined to be $179,312 and was recorded as debt discount. During the year ended December 31, 2013, debt discount of $179,312 was amortized.

For the year ended December 31, 2013 and 2012, interest expenses charged on the above two note is $4,843 and $0, respectively. Accrued interest on convertible notes payable – related parties for the years ended December 31, 2013 and 2012 was $4,843and $0, respectively

NOTE 10 - NOTES PAYABLE - RELATED PARTIES

Notes payable - related parties consist of the following:
	December 31, 2013	December 31, 2012
Note payable to a related individual, secured by tangible and intangible assets of the Company, interest at 16%, principal and interest due April 1, 2000, past due. Note is convertible into common stock of the Company at $0.10 per share. Note is in default (2)	$1,087,370	$450,000
Note payable to a related individual, interest at 8%,past due. Note is in default(1)	1,000,000	1,000,000
Notes payable to related individuals, unsecured, interest at 10%, due on demand. (3)	28,500	43,500
Total notes payable - related parties	2,115,870	1,493,500
Less: current portion	(2,115,870)	(1,493,500)
Long-term notes payable - related parties	$—	$—
Maturities of notes payable - related parties are as follows:
Year Ending December 31,		Amount
2014		$2,115,870
Total		$2,115,870

Accrued interest on notes payable – related parties for the years ended December 31, 2013 and 2012 was $250,334 and $892,819, respectively. During the year ended December 31, 2013 and 2012, total interest expense to related party was $207,380 and $150,641, respectively.

Table of Contents	F-24

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

1)	This note was issued for the acquisition of AFI on January 28, 2012. As of December 31, 2013 and 2012, the Company had accrued interest on the note in the amount of $154,082 and $74,082, respectively.
2)	This note was originally issued for $450,000. During the year ended December 31, 2013, the principle value of $450,000 along with accrued interest of $837,370 was converted to two new notes for $1,087,370 and $200,000. The Company issued 2,100,000 shares of the common stock against settlement of the new note of $200,000 from above.
3)	During the year ended December 31, 2013, one of the note holder for $15,000 along with accrued interest of $13,300 transferred its loan to a non- related party. During the year 2013 itself the Company issued 1,800,000 shares of the common stock to settle $28,300 of note of non- related party.

NOTE 11 - COMMON AND PREFERRED STOCK TRANSACTIONS

Preferred Stock

The Company is authorized to issue 200 preferred shares of $0.0001 par value. As of December 31, 2013 and 2012 the Company has 200 shares of preferred stock as issued and outstanding. Although the preferred stock carries no dividend, distribution, liquidation or conversion rights, each share of preferred stock carries ten million (10,000,000) votes and holders of our preferred stock are able to vote together with our common stockholders on all matters. Consequently, the holder of our preferred stock is able to unilaterally control the election of our board of directors and, ultimately, the direction of our Company.

Common stock

The Company is authorized to issue 50,000,000 shares of $0.0001 par value of common stock. As of December 31, 2013 and 2012 the Company had 37,709,552 and 15,216,848 shares of common stock as issued and outstanding.

During the year ended December 31, 2012, the Company issued an aggregate of 7,400,000 shares of common stock for acquisition of AFI (refer to note 3). The fair value of the stock on the dates of issuance was arrived at $3,774,000 and was part of the purchase price consideration.

During the year ended December 31, 2012, the Company issued an aggregate of 490,000 shares of common stock to various contract personnel for services provided. The market value of the stock on the dates of issuance was $1,219,500 and charged to statements of operations.

During the year ended December 31, 2012, the Company issued an aggregate of 2,040,551 shares of common stock to two accredited investors in private transactions as payment for services rendered during the year. The market value of the stock on the dates of issuance was $5,101,378 and was charged to statements of operations.

During the year ended December 31, 2012, the Company issued an aggregate of 2,063,550 shares of common stock for acquisition of interest in AFI South Africa, LLC (AFI SA) (refer to note 3). The market value of the stock on the dates of issuance was $5,158,875 and charged to statements of operations.

During the year ended December 31, 2012, the Company issued an aggregate of 55,000, shares of common stock to note holder. The market value of the stock on the dates of issuance was $137,500 and charged to finance expenses.

During the year ended December 31, 2013, the Company issued an aggregate of 8,586,102 shares of common stock to various contract personnel for services provided. The market value of the stock on the dates of issuance was $1,538,349 and charged to statements of operations.

Table of Contents	F-25

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

During the year ended December 31, 2013, the Company issued an aggregate of 11,189,566 shares of common stock for the conversion of debt and accrued interest of $1,380,179 and $24,235 was charged to expenses for excess value of shares issued over the value of converted note.

During the year ended December 31, 2013, the Company issued an aggregate of 700,000 shares of common stock for the conversion of accrued expenses of $70,000.

During the year ended December 31, 2013, the Company sold an aggregate of 2,017,036 shares of common stock for cash in the amount of $142,193.

NOTE 12 - OPTIONS AND WARRANTS

The Company has adopted FASB ASC 718, “Share-Based Payments” (“ASC 718”) to account for its stock options. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and our experience. Compensation expense is recognized only for those options expect to vest, with forfeitures estimated at the date of grant based on our historical experience and future expectations.

The following table summarizes the changes in options outstanding issued to employees of the Company:

	Number of Shares	Weighted Average Exercise Price
Outstanding as of January 1, 2012	—	$—
Granted	2,670,000	0.01
Exercised	—	—
Cancelled	(2,600,000)	(0.01)
Outstanding at December 31, 2012	70,000	$0.01
Granted	300,000	1.65
Exercised	—	—
Cancelled	—	—
Outstanding at December 31, 2013	370,000	$1.34

Common stock options outstanding and exercisable as of December, 2013 are:

	Options Outstanding			Options Exercisable
Expiration Date	Exercise Price	Number shares outstanding	Weighted Average Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price

October 1, 2018	$0.01	70,000	4.75	58,333	$0.01
January 2, 2019	1.65	300,000	5.00	143,630	$1.65
Total		370,000		201,963

Table of Contents	F-26

FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

During the year ended December 31, 2012, the Company granted 2,250,000 stock options with an exercise price of $0.01 out of which 1,250,000 was immediately vested and balance vesting over three years and expiring ten years from issuance. 1,250,000 of the options were immediately cancelled by the board due to termination of the officer and the balance of 1,000,000 was automatically canceled due to termination by clause. Hence no fair valuation was done by the company on the vested portion.

During the year ended December 31, 2012, the Company granted 350,000 stock options with an exercise price of $0.01 vesting over three years and expiring ten years from issuance. These options were immediately cancelled by the board and instead 150,000 shares of Company common stock were issued which were fair valued at market rate and charged to expenses.

During the year ended December 31, 2012, the Company granted 70,000 stock options to consultant with an exercise price of $0.01 and expiring ten years from issuance. Out of these options 50,000 were immediately vested and 20,000 were vested over the period of three years.

On January 28, 2013, pursuant to its 2012 Equity Incentive Plan, the Company issued 150,000 common stock purchase options to each of their directors at an exercise price of $1.65 per share. Out of which 75,000 were immediately vested and balance vesting over three years and expiring six years from issuance date.

The fair value of the vested portion (determined as described below) of $249,643 and $123,988 was charged to expenses and additional paid in capital during the year ended December 31, 2013 and 2012, respectively.

The fair value of these stock options granted and the significant assumptions used to determine those fair values, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:
Risk-free interest rate at grant date	1.04%-0.89%
Expected stock price volatility	199.38%-344.22%
Expected dividend payout	—
Expected option life-years	6

NOTE 13 - RELATED PARTY TRANSACTIONS

From time to time, an officer of the Company and an entity they owns paid for expenses of the Company for which he has not been reimbursed. These unreimbursed expenses are disclosed as due to related parties. The balance due at December 31, 2013 and 2012 was $56,973 and $104,254, respectively. During the year ended December 31, 2013 the Company has charged $159,000 for service rendered by officers. During the year ended December 31, 2013, the Company issued 50,000 shares for service rendered by the officer which was fair valued at market rate for $4,500.

During the year ended December 31, 2012 the Company sold fuel to a previous partner in a joint venture who converted their interest in the joint venture to stock of the Company. During the year ended December 31, 2012, the Company recorded sales to this party in the amount of $1,034,180.

During the year ended December 31, 2013 and 2012, the Company issued 3,539,046 and 1,826,622 shares to a major shareholder and Vice President of Sales of the Company, for services rendered to the Company regarding business in South Africa which was fair valued at market rate for $247,733

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FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

and $4,566,555, respectively. During the year ended December 31, 2013 and 2012, this shareholder was also paid $162,600 and $67,500, respectively, as salary which has been recorded in the statement of operations. No formal compensation agreement has been memorialized for this shareholder.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2013:

		Fair Value Measurements at December 31, 2013 using:
	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Debt Derivative liabilities	$558,548	—	—	$558,548

The debt derivative  and warrant liabilities are measured at fair value using quoted market prices and estimated volatility factors based on historical prices for the Company’s common stock and are classified within Level 3 of the valuation hierarchy.

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FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2013 and 2012:

Debt Derivative Liability
Balance, December 31, 2011	$—
Initial fair value of debt derivatives at note issuances	182,124
Extinguished derivative liability	—
Mark-to-market at December 31, 2012-Embedded debt derivatives	83,464
Balance, December 31, 2012	$265,589
Initial fair value of debt derivatives at note issuances	860,708
Extinguished derivative liability	(334,082)
Mark-to-market at December 31, 2013-Embedded debt derivatives	(233,667)
Balance, December 31, 2013	$558,548

Net gain for the period included in earnings relating to the liabilities held at December 31, 2013	$233,667

Level 3 Liabilities are comprised of our bifurcated convertible debt features on Companies our convertible notes.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to certain legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position or results of operations.

Ryan International Airlines.

One of the Companies subsidiaries, Aviation Fuel International ("AFI") is involved in disputes with two airlines: Ryan International Airlines, LLC ("Ryan") and Direct Air. Both aviation fuel customers litigation arise out of disputed amounts for the delivery of Jet Fuel. Disagreements between the parties resulted in both parties filing separate lawsuits in three actions. Ryan filed a cause of action in Case No. 09-57580, Ryan International Airlines, Inc. v. Aviation Flight Services, LLC (“AFS”) and Aviation Fuel International, Inc., (“AFI”), and sought recovery of $1,491,308.66 allegedly paid to AFS as pre-payment of aviation fuel and flight services under a contractual relationship between Ryan and AFS. AFI moved to dismiss the action, to which, Ryan has subsequently filed a notice of removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. AFI filed an action for breach of contract for Ryan’s failure to pay certain Jet Fuel invoices for the delivery of fuel in the amount of $678,000; Aviation Fuel International v. Ryan International Airlines, Inc., a Kansas corporation, Wells Fargo Bank Northwest, Trustee N.A., a Utah corporation, RUBLOFF 757-MSN24794LLC, an Illinois limited liability company, RYAN 767 LLC, an Illinois limited liability company, AFT TRUST SUB I, a Delaware corporation, RYAN 767 N123 LLC, an Illinois limited liability company, and RUBLOFF 440 LLC, an Illinois corporation, Civil Action Case No. CACE 10-037788-04. AFI also filed the corresponding claims of liens under the FAA Aircraft Registration Branch, for each plane, registered and tail wing number listed therein. This action has also been recently noticed for been

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FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. In addition, as a result of Ryan’s filing a Federal Involuntary Bankruptcy Petition against Aviation Flight Services (“AFS”) on June 10, 2010, Case No.: 10-27313-JKO, (S.D. of Fla.), our subsidiary AFI, also filed and was discharged as a creditor in the amount of $269,000.

Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (Direct Air).

On or about March 13, 2012, Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (“Direct Air”) ― a public charter operator ― ceased operations. Direct Air has subsequently filed for bankruptcy protection in the U.S. Bankruptcy Court for the District of Massachusetts (Worcester)(Case no. 12-40944). The Direct Air currently has $122,000 in cash in escrow with Suntrust Bank, representing a partial payment by Direct Air for Fuel. This amount was unrecorded in the Company’s financial statements because it has been challenged by the debtor and has been sequestered by the bankruptcy court in the proceeding. This action is currently pending before the court, as it relates to the collection of the garnishment.

As a result of the non-payment for jet fuel by AFI customers, certain of AFI’s suppliers have filed actions that have resulted in judgment and garnishments, in the amount of $330,000. Most of these outstanding fuel delivery charges are secured in, and being challenged through, the Bankruptcy action through the lien filings by both the issuer and individual fuel providers. In addition, AFI incurred certain loan and debt obligations for which the Company are attempting to convert into our common stock.

Julian Manuel Leyva and Gabriel Leyva.

On June 8, 2012, Julian Manuel Leyva and Gabriel Leyva (collectively, the “Leyvas”) filed a lawsuit in the Seventeenth Judicial Circuit Court, Broward County, Florida, against us, our subsidiary AFI, and various others, alleging various claims in connection with efforts to collect sums allegedly loaned to AFI between September 24, 2009 through February 11, 2011. The Leyvas are seeking damages of $570,000 plus interest in addition to additional damages from other parties to the lawsuit. $610,000 has been accounted as payable under note payable. During the year 2013 the Company issued 2,100,000 shares of common stock for settlement of $610,000.

Russell Adler.

On January 11, 2013, Russell Adler, our former Chief Executive Officer, filed a cross-complaint against the Company, AFI, and other associated persons in the Seventeenth

Judicial District Court, Broward County, Florida. Mr. Adler’s complaint alleges various causes of action, including indemnification from the Company in respect of litigation involving the Leyvas described above, damages for breach of Mr. Adler’s employment contract, fraud, unpaid legal fees, unjust enrichment, and quantum meruit. The Company believe Mr. Adler’s claims are without merit and intend to defend the same.

From time to time, the Company is also a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers of fuel. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon its consolidated financial condition or results of operations.

Lease Commitments

The Company’s headquarters is located in Fort Lauderdale, Florida. Many administrative functions such as accounting and legal are performed in an office in Draper, UT.

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FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Future minimum lease and related payments are as follows:

2014	$46,025
2015	-
2016	-
2017 and after	-

The Company’s main office is located in Fort Lauderdale, Florida. The lease had a term of 12 months, which began on August 1, 2012 and expires on July 31, 2014.  The Company currently pays rent and related costs of approximately $6,575 per month.

There is no lease obligation in its administrative office in Draper, Utah.

NOTE 16 - SUBSEQUENT EVENTS

On January 13, 2014, the Company issued an aggregate of 2,859,067 shares of its common stock to certain consulting personnel for services provided.

On January 14, 2014, the Company converted into 1,660,026 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On January 22, 2014, the Company issued a convertible note. The net proceeds of the Note were used to redeem and retire two 8% convertible notes that were issued to Asher Enterprises, Inc. in the aggregate principal amount of $131,500.

On January 29, 2014, the Company converted into 1,166,667 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On February 10, 2014, the Company converted into 1,237,624 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On February 10, 2014, the Board of Directors of the Company approved an amendment and restatement of the Certificate of Designation to the Company’s Certificate of Incorporation. The Certificate of Designation concerns the rights, preferences, privileges, and restrictions of Series “A” Preferred Stock (the “Preferred Stock”). The amended and restated Certificate of Designation has increased the conversion rights applicable to each share of Preferred Stock from ten million (10,000,000) to twenty million (20,000,000).

On February 10, 2014, in connection with action taken by our board of directors and the holders of a majority in interest of our voting capital stock, we effected a restatement of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 300,000,000.

On February 18, 2014, the Company converted into 1,470,588 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On March 3, 2014, the Company issued 1,000,000 shares of its common stock to a consultant for services provided.

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FUELSTREAM, INC.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

On March 4, 2014, the Company converted into 2,083,333 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

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PROSPECTUS

FUELSTREAM, INC.

UP TO 42,505,433 SHARES OF

COMMON STOCK

TO BE SOLD BY A CURRENT SECURITY HOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until July __, 2014 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MAY __, 2014

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$43.80
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,000.00
Total expenses	$31,043.80

Item 14. Indemnification of Directors and Officers

Pursuant to our charter and under the General Corporate Law of Delaware, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

The Company has previously entered into indemnification agreements with each of its current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at the request of the Company as a director, officer, employee or agent of another entity. If appropriate, the Company is entitled to assume the defense of the claim with counsel selected by the Company and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by the Company, (2) the indemnitee reasonably concludes there may be a conflict of interest, or (3) the Company has not, in fact, employed counsel to assume the defense of such claim.

Item 15. Recent Sales of Unregistered Securities

On May 28, 2010, the Company issued 500,000 shares of restricted common stock to its then-Chief Executive Officer.

On April 29, 2011, the Company issued 35,000 shares of restricted common stock to 4 persons for services rendered.

On September 16, 2011, the Company issued 333,334 shares of restricted common stock to a consultant for services rendered.

On October 4, 2011, the Company issued 550,000 shares of restricted common stock to 2 persons for services rendered.

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On December 16, 2011, the Company converted approximately $1.7 million in various debts of the Company in exchange for an aggregate of 891,667 shares of restricted common stock, issued to 3 persons.

On December 16, 2011 the Company issued 716,667 shares of restricted common stock to various service providers, including 500,000 shares of common stock to its then-Chief Executive Officer.

On January 18, 2012, in connection with the completion of the acquisition of Aviation Fuel International, Inc. (“AFI”), the Company issued 7,400,000 shares of common stock to Sean Wagner, the sole shareholder of AFI.

On September 7, 2012, pursuant to the Company’s 2012 Equity Incentive Plan, the Board of Directors of the Company (“Board”) approved the grant of 2,670,000 common stock purchase options (collectively, the “Options”) to 5 individuals at an exercise price of $0.01 per share. Only 840,000 of the Options are vested with 740,000 of such vested Options being issued to Mr. Russell Adler, former Chief Executive Officer of the Company. The remaining 2,245,000 Options are unvested and are subject to various performance criteria as set forth in the individual consulting and employment agreements with such option holders. The Board has subsequently canceled 2,600,000 of the options and has amended the grant date of the remaining 70,000 options to October 1, 2012.

On September 10, 2012, the Company issued an aggregate of 290,000 shares of restricted common stock to 4 persons for services rendered.

On September 10, 2012, the Company issued an aggregate of 2,063,550 shares of restricted common stock to its joint venture partners in AFI South Africa, LLC to convert their joint venture interest into shares of the Company.

On October 2, 2012, the Company issued the a convertible debenture in the principal amount of $120,000 to Peak One Opportunity Fund, L.P. (“Peak One”).

On October 5, 2012, the Company issued an aggregate of 150,000 restricted shares of unregistered common stock to two former employees of the Company.

On October 16, 2012, the Company issued an aggregate of 2,040,551 restricted shares of unregistered common stock to two accredited investors in private transactions as payment for services rendered during 2012.

On January 28, 2013, we issued an aggregate of 49,951 shares of common stock to employees and consultants of the Company. Also on January 28, 2013, pursuant to our 2012 Equity Incentive Plan, we issued 150,000 common stock purchase options to each of our directors at an exercise price of $1.65 per share.

On February 1, 2013, the Company issued a convertible debenture in the principal amount of $100,000 to Peak One.

On May 31, 2013, the Company issued an aggregate of 254,000 shares of its common stock to certain consulting personnel for services provided.

On July 16, 2013, the Company issued 2,352,230 shares of its common stock to Peak One in connection with the conversion of a debenture issued by the Company to Peak One in October 2012.

On July 30, 2013, the Company issued 75,000 shares of its common stock to a consultant of the Company for services provided.

On August 5, 2013, the Company issued 2,017,036 shares of unregistered common stock to an accredited investor in exchange for cash.

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On August 6, 2013, the Company issued 1,729,558 shares of its common stock to Peak One.

On August 20, 2013, the Company issued an aggregate of 531,438 shares of its common stock to certain employees and consulting personnel for services provided.

On August 29, 2013, the Company entered into a Settlement Agreement with a certain creditor and agreed to convert various loans and promissory notes in the collective amount of $933,000 into an aggregate of 5,480,000 shares of common stock of the Company.

On October 23, 2013, the Company issued an aggregate of 2,100,000 shares of its common stock to officers and directors, and certain consulting personnel for services provided.

On October 30, 2013, pursuant to the terms of the Settlement Agreement, the Company issued an additional 500,000 shares of common stock of the Company.

On November 20, 2013, the Company issued an aggregate of 5,075,713 shares of its common stock to certain employees and contract personnel for services provided.

On November 21, 2013, the Company converted into 1,800,000 shares of common stock a certain promissory note originally issued by the Company on December 7, 2004.

On December 16, 2013, the Company converted into 250,000 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On December 30, 2013, the Company converted into 277,778 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On January 13, 2014, the Company issued an aggregate of 2,859,067 shares of its common stock to certain consulting personnel for services provided.

On January 14, 2014, the Company converted into 1,660,026 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On January 22, 2014, the Company issued the Note, the terms of which are more particularly described in Summary of Convertible Note Terms and Other Transactions with the Selling Stockholder on page 27 herein. The net proceeds of the Note were used to redeem and retire two 8% convertible notes that were issued to Asher Enterprises, Inc. in the aggregate principal amount of $131,500 (hereafter, collectively, the “Asher Notes”) The Asher Notes were issued on July 19th, 2013 and August 26th, 2013.

On January 29, 2014, the Company converted into 1,166,667 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On February 10, 2014, the Company converted into 1,237,624 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On February 18, 2014, the Company converted into 1,470,588 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On March 3, 2014, the Company issued 1,000,000 shares of its common stock to a consultant of the Company for services provided.

On March 4, 2014, the Company converted into 2,083,333 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

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On March 17, 2014, the Company converted into 2,210,884 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On March 21, 2014, the Company issued 1,200,000 shares of its common stock to a consultant of the Company for services provided.

On March 31, 2014, the Company converted into 2,529,762 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

On April 1, 2014, the Company converted into 744,048 shares of common stock, a portion of a certain convertible promissory note originally issued by the Company on October 1, 2014.

On April 8, 2014, the Company converted into 1,070,205 shares of common stock, a portion of a certain convertible promissory note originally issued by the Company on October 1, 2014.

On April 9, 2014, the Company converted into 3,656,379 shares of common stock, a portion of a loan originally received by the Company on March 21, 2012.

With respect to the transactions noted above. Each of the recipients of securities of the Company was an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving securities of the Company. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item. 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on April 4, 2014).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on June 17, 2011).
5.1	Opinion of Kenneth I. Denos, P.C.
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K/A filed on September 18, 2012).
10.2	2012 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K/A filed on September 18, 2012).
10.3	Securities Purchase Agreement between the Registrant and Magna Group, L.L.P., dated January 22, 2014 (including exhibits).
10.4	Assignment Agreement between Kass Promotions, Inc. and Magna Group, LLC and Fuelstream, Inc., dated December 12, 2013.
13.1	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (incorporated by reference to Registrant’s Annual Report on Form 10-K filed on March 31, 2014).
14.1	Code of Ethics for the Registrant.
21.1	Subsidiaries of the Registrant.
23.1	Consent of RBSM LLP.

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Item 17. Undertakings

Undertakings of the Registrant

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the General Corporation Law of Delaware (hereafter, the “DGCL”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on the 22nd day of April, 2014.

FUELSTREAM, INC.

Dated: April 22, 2014	/s/ John D. Thomas
John D. Thomas
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints John D. Thomas and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas McConnell, Jr.	Director	April 22, 2014
Thomas McConnell, Jr.

/s/ John D. Thomas	Chief Executive Officer	April 22, 2014
John D. Thomas		(principal financial and
accounting officer)

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